UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2022

SIERRA ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37490	20-0138994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 Gateway Drive, Suite 110

San Mateo, CA 94404

(Address of principal executive offices, including zip code)

(650) 376-8679

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SRRA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On April 12, 2022, Sierra Oncology, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”) and Orikum Acquisition Inc., a Delaware corporation and wholly owned subsidiary of GSK (“Acquisition Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth in the Merger Agreement, Acquisition Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GSK (the “Surviving Corporation”).

The Company’s Board of Directors (the “Company Board”) unanimously determined that the Merger Agreement and the Merger are in the best interests of the Company and its stockholders, and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the Support Agreements (as defined below). The Company Board also unanimously resolved to recommend that the Company’s stockholders vote to adopt and approve the Merger Agreement and the Merger.

Treatment of Capital Stock

Under the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock (other than shares (1) held by the Company as treasury stock; (2) owned by GSK, Acquisition Sub or any of their respective subsidiaries; or (3) held by stockholders who have neither voted in favor of the adoption of the Merger Agreement nor consented thereto in writing and properly and validly exercised their statutory rights of appraisal under Delaware law) will be cancelled and extinguished and automatically converted into the right to receive $55.00 in cash, without interest (the “Per Share Price”).

Treatment of Equity Awards

At the effective time of the Merger, each of the Company’s outstanding and unexercised stock options will accelerate vesting in full and be cancelled and converted into a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (1) the amount of the Per Share Price (less the exercise price per share attributable to such stock option) by (2) the total number of shares of the Company’s common stock issuable upon exercise in full of such stock option. To the extent any stock options have performance-based vesting pursuant to a performance period that is still outstanding after the effective time of the Merger, the performance requirement will be deemed to be satisfied to the maximum achievement of performance criteria. Any stock option with an exercise price per share equal to or greater than the Per Share Price will be cancelled without any cash payment being made in respect thereof.

Treatment of Warrants

In connection with the completion of the Merger, the Company’s outstanding warrants will be treated in accordance with their respective terms. At the effective time of the Merger, (1) any of the Company’s outstanding Series A warrants will be cancelled and represent only the right to receive an amount in cash, without interest, equal to the Black Scholes Value (as defined in the Series A Warrants) and (2) any of the Company’s outstanding pre-funded warrants will be deemed exercised in full as a “cashless exercise” (as described in the Pre-Funded Warrants), and the holder thereof will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (1) the amount of the Per Share Price by (2) the number of shares of the Company’s common stock deemed to be issuable upon exercise in full of the pre-funded warrant as a “cashless exercise.”

Consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including: (1) the approval of the Merger Agreement by holders of a majority of the outstanding shares of Company’s common stock (the “Requisite Stockholder Approval”); (2) the expiration or termination of the waiting period under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (3) the absence of any order, law or legal restraint preventing or materially impairing the consummation of the Merger.

The Merger Agreement contains customary representations, warranties and covenants made by each of the Company, GSK and Acquisition Sub, including, among others, covenants by the Company regarding the conduct of its business prior to the closing of the Merger. Beginning on the date of the Merger Agreement, the Company is subject to customary “no-shop” restrictions pursuant to which the Company is required, among other things, (i) not to solicit, initiate, propose or induce the making or knowingly encourage any Acquisition Proposals (as defined in the Merger Agreement) and (ii) subject to certain exceptions, not to engage in discussions or negotiations regarding, or furnish to any third party any non-public information with respect to, any Acquisition Proposal. In addition, the Company has agreed that, subject to certain exceptions, the Company Board will not withdraw its recommendation that the Company’s stockholders vote to adopt and approve the Merger Agreement. The Company has also agreed that the Company will file with the Securities and Exchange Commission (the “SEC”) a proxy statement in preliminary form relating to the adoption of the Merger Agreement by the Company’s stockholders as promptly as reasonably practicable after the date of the Merger Agreement, and the Company will convene and hold a special meeting of the Company’s stockholders for the purpose of seeking the adoption of the Merger Agreement as promptly as reasonably practicable following the mailing of the definitive proxy statement to the Company’s stockholders.

Either the Company or GSK may terminate the Merger Agreement if, among certain other circumstances, (i) the Merger has not been consummated on or before October 10, 2022 or (ii) the Company’s stockholders fail to adopt the Merger Agreement at the special meeting. The Company may terminate the Merger Agreement in certain additional limited circumstances, including to allow the Company to enter into a definitive agreement for an alternative acquisition proposal that constitutes a Superior Proposal (as defined in the Merger Agreement). GSK may terminate the Merger Agreement in certain additional limited circumstances, including if the Company Board withdraws its recommendation that the Company’s stockholders vote to adopt and approve the Merger Agreement, if the Company enters into an agreement relating to an Acquisition Proposal or if the “no shop” provisions of the Merger Agreement are willfully and materially breached.

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay GSK a termination fee of $70,000,000. Specifically, this termination fee is payable by the Company to GSK if the Merger Agreement is terminated by (1) GSK because (A) the Company Board withdraws its recommendation that the Company’s stockholders vote to adopt and approve the Merger Agreement, (B) the Company enters into an agreement relating to an Acquisition Proposal or (C) the “no shop” provisions of the Merger Agreement are willfully and materially breached; or (2) prior to receiving the Requisite Stockholder Approval, the Company in order to enter into a definitive agreement for an alternative acquisition proposal that constitutes a Superior Proposal. The termination fee will also be payable in certain circumstances if (1) the Merger Agreement is terminated under certain circumstances; (2) prior to such termination a proposal to acquire at least 50 percent of the Company’s stock or assets is made and not withdrawn; and (3) within one year of such termination, the Company subsequently enters into a definitive agreement providing for the acquisition of at least 50 percent of its stock or assets and such transaction is ultimately consummated.

The Merger Agreement also provides that the Company, on one hand, or GSK and Acquisition Sub, on the other hand, may specifically enforce the obligations under the Merger Agreement. The Merger Agreement is not subject to a financing condition.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated into this report by reference.

The Merger Agreement contains representations and warranties by each of GSK, Acquisition Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Support Agreements

In connection with entering to the Merger Agreement, on April 12, 2022, each of the Company’s directors and executive officers, together with certain funds affiliated with OrbiMed Advisors, LLC, Abingworth Management Limited, and Vivo Capital LLC that are affiliated with certain of the Company’s directors, in each case solely in their capacities as holders of the Company’s common stock and other securities, have entered into support agreements (the “Support Agreements”) with GSK and the Company. These Support Agreements obligate the applicable stockholders, who hold approximately 28 percent of the outstanding shares of the Company’s common stock, to vote their respective shares of the Company’s common stock in favor of the adoption of the Merger Agreement and against the approval of any Acquisition Proposal. The Support Agreements terminate in certain circumstances, including if the Merger Agreement is terminated.

The foregoing description of the Support Agreements is qualified in its entirety by reference to the full text of the form of the Support Agreements, a copy of which is filed as Exhibit 10.1 and is incorporated into this report by reference.

Additional information and where to find it

This communication is being made in respect of the proposed acquisition of the Company by GSK. In connection with the proposed acquisition, the Company intends to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies to approve the transaction. The Company’s stockholders are urged to read the Proxy Statement and any other relevant documents filed with the SEC or delivered to the Company’s stockholders in connection with the transaction when such materials become available because they will contain important information about the transaction and the parties to the transaction. The Proxy Statement and all other documents filed by the Company with the SEC will be available at no charge on the SEC’s website at www.sec.gov. You may read and copy those documents or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. A free copy of the Proxy Statement and all other documents filed by or caused to be filed by the Company with the SEC will also be available by visiting the Company’s website (https://www.sierraoncology.com).

Participants in the Solicitation

The Company and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed acquisition. Information about the Company’s directors and executive officers is available in the Company’s proxy statement dated April 23, 2021 for its 2021 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and all other relevant materials to be filed with the SEC or delivered to the Company’s stockholders regarding the proposed acquisition when such materials become available. The Company’s stockholders are urged to read such materials when they become available

Forward Looking Statements

This communication contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the closing of the proposed acquisition of the Company by GSK, the expected occurrence and timing of the consummation of the proposed acquisition, the Company’s future performance and the anticipated benefits of the proposed acquisition, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as the Company’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual future events or results may differ from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk that the conditions to the closing of the proposed acquisition are not satisfied, including the risk that the required approval of the Company’s stockholders is not obtained or that required regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated; potential litigation relating to the proposed acquisition; uncertainties as to the timing of the consummation of the proposed acquisition and the ability of each party to consummate the acquisition; the failure to realize anticipated benefits of the proposed acquisition when expected or at all; potential adverse reactions or changes to business relationships resulting from the proposed acquisition, including the effect of the announcement on the ability of the Company to retain and hire key personnel; risks that the proposed acquisition disrupts the current plans and operations of the Company; and other risks and uncertainties described in cautionary statements contained in the Company’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in the Company’s most recent annual report on Form 10-Kthe Proxy Statement to be filed by the Company. While the Company may elect to update any such forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if our expectations change, except as required by law.

Item 8.01.	Other Events.

On April 13, 2022, the Company and GSK issued a joint press release announcing entry into the Merger Agreement. A copy of the joint press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated April 12, 2022, between GlaxoSmithKline plc, Orikum Acquisition Inc., and Sierra Oncology, Inc.*

10.1	Form of Support Agreement, dated as of April 12, 2022, by and among GlaxoSmithKline plc, Orikum Acquisition Inc., Sierra Oncology, Inc, and certain securityholders of Sierra Oncology, Inc.*

99.1	Joint Press Release issued by Sierra Oncology, Inc., dated April 13, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Sierra will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request. Sierra may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA ONCOLOGY, INC.

Date: April 13, 2022	By:	/s/ Stephen G. Dilly, MBBS, PhD
Stephen G. Dilly, MBBS, PhD
President & Chief Executive Officer

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

between

GLAXOSMITHKLINE PLC,

ORIKUM ACQUISITION INC.

and

SIERRA ONCOLOGY, INC.

Dated April 12, 2022

-i-

3.19	Employee Plans	44
3.20	Labor Matters	46
3.21	Regulatory Matters	46
3.22	Compliance with Laws	48
3.23	Legal Proceedings; Orders	48
3.24	Insurance	49
3.25	Related Person Transactions	49
3.26	Brokers	49
3.27	Exclusivity of Representations and Warranties	49

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB		50

4.1	Organization; Good Standing	50
4.2	Power; Enforceability	51
4.3	Non-Contravention	51
4.4	Requisite Governmental Approvals	52
4.5	Legal Proceedings; Orders	52
4.6	Ownership of Company Capital Stock	52
4.7	Brokers	52
4.8	No Parent Vote or Approval Required	53
4.9	Financial Capability	53
4.10	Absence of Stockholder and Management Arrangements	53
4.11	Exclusivity of Representations and Warranties	53

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		54

5.1	Affirmative Obligations	54
5.2	Forbearance Covenants	55
5.3	No Solicitation of Acquisition Proposals	58
5.4	No Control of the Other Party’s Business	62

ARTICLE VI ADDITIONAL COVENANTS		63

6.1	Efforts; Required Action and Forbearance	63
6.2	Regulatory Filings	64
6.3	Proxy Statement and Other Required SEC Filings	65
6.4	Company Stockholder Meeting	67
6.5	Anti-Takeover Laws	68
6.6	Access	68
6.7	Section 16(b) Exemption	69
6.8	Directors’ and Officers’ Exculpation, Indemnification and Insurance	69
6.9	Employee Matters	71
6.10	Obligations of Acquisition Sub	73
6.11	Notification of Certain Matters	74
6.12	Public Statements and Disclosure	74
6.13	Transaction Litigation	75
6.14	Stock Exchange Delisting; Deregistration	75
6.15	Additional Agreements	75
6.16	Parent Vote at Acquisition Sub	75

-ii-

6.17	Payoff Letters	76
6.18	Regulatory Matters	76
6.19	Director Resignations	76

ARTICLE VII CONDITIONS TO THE MERGER		77

7.1	Conditions to Each Party’s Obligations to Effect the Merger	77
7.2	Conditions to the Obligations of Parent and Acquisition Sub	77
7.3	Conditions to the Company’s Obligations to Effect the Merger	78
7.4	Frustration of Closing Conditions	79

ARTICLE VIII TERMINATION		79

8.1	Termination	79
8.2	Manner and Notice of Termination; Effect of Termination	81
8.3	Fees and Expenses	82

ARTICLE IX GENERAL PROVISIONS		83

9.1	Survival of Representations, Warranties and Covenants	83
9.2	Notices	83
9.3	Amendment	85
9.4	Extension; Waiver	85
9.5	Assignment	86
9.6	Confidentiality	86
9.7	Entire Agreement	86
9.8	Third Party Beneficiaries	86
9.9	Severability	87
9.10	Remedies	87
9.11	Governing Law	88
9.12	Consent to Jurisdiction	88
9.13	WAIVER OF JURY TRIAL	88
9.14	Counterparts	89
9.15	No Limitation	89

EXHIBITS

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

This agreement and plan of merger (this “Agreement”) is dated April 12, 2022, between GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”), Orikum Acquisition Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Acquisition Sub”), and Sierra Oncology, Inc., a Delaware corporation (the “Company”). Each of Parent, Acquisition Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in Article I.

RECITALS

A. Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B. The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Acquisition Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations in this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement; (iii) directed that the adoption of this Agreement be submitted to a vote of the Company Stockholders; and (iv) recommended the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

C. The board of directors of Acquisition Sub has (i) declared it advisable to enter into this Agreement; (ii) approved the execution and delivery of this Agreement, the performance of its covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement herein; (iii) directed that the adoption of this Agreement be submitted to a vote of GlaxoSmithKline LLC in its capacity as Acquisition Sub’s sole stockholder; and (iv) recommended GlaxoSmithKline LLC (in its capacity as sole stockholder of Acquisition Sub) vote in favor of the adoption of this Agreement and the approval of the Merger in accordance with the DGCL.

D. Parent has approved the execution and delivery of this Agreement and the performance of its covenants and other obligations under this Agreement, and the consummation of the Merger upon the terms and subject to the conditions set forth in this Agreement.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into this Agreement, each of the directors and executive officers of the Company, and certain of their Affiliates, are entering into a Support Agreement (the “Support Agreements”) pursuant to which the stockholders of the Company party thereto, among other things, agree to vote their shares in favor of the Merger.

AGREEMENT

The Parties therefore agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement (whether in effect as of the execution of this Agreement or executed after the execution of this Agreement) (i) containing terms no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement (except for such changes necessary in order for such Party to be able to comply with its obligations under this Agreement) and (ii) that does not prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with, Section 5.3, it being understood that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal. If the provisions of such confidentiality agreement are less restrictive in any material respect to the counterparty than the terms of the Confidentiality Agreement (other than because of the absence of a “standstill” or similar provisions or other prohibition on the making of any Acquisition Proposal) or would prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, Section 5.3, then such confidentiality agreement will be deemed to be an Acceptable Confidentiality Agreement if the Company amends such confidentiality agreement so as to make the provisions of such confidentiality agreement at least as restrictive in all material respects as the provisions of such the Confidentiality Agreement or not prohibit the Company from providing any information to Parent in accordance with, and otherwise complying with, Section 5.3, as applicable.

(b) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub, or any Group that includes Parent or Acquisition Sub or any of their Affiliates) to the Company or the Company Board to engage in an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) for:

(i) any direct or indirect purchase or other acquisition by any Person or Group (other than Parent or Acquisition Sub or any of their Affiliates, or any Group that includes Parent or Acquisition Sub or any of their Affiliates), of securities representing more than 15 percent of the total outstanding voting power of the capital stock of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or Group that, if consummated in accordance with its terms, would result in such Person or Group beneficially owning more than 15 percent of the total outstanding voting power of the capital stock of the Company or any of its Subsidiaries after giving effect to the consummation of such tender offer or exchange offer;

(ii) any direct or indirect license, purchase or other acquisition by any Person or Group (other than Parent or Acquisition Sub or any of their Affiliates, or any Group that includes Parent or Acquisition Sub or any of their Affiliates) of assets (including equity securities of the Company’s Subsidiaries) constituting or accounting for more than 15 percent of the fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole (in each case, other than non-exclusive licenses of Company Intellectual Property by the Company or its Subsidiaries, in the ordinary course of business consistent with past practice for ordinary course commercial purposes); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company or any of its Subsidiaries pursuant to which any Person or Group (other than Parent or Acquisition Sub or any of their Affiliates, or any Group that includes Parent or Acquisition Sub or any of their Affiliates) would (A) hold securities representing more than 15 percent of the total outstanding voting power of the capital stock of the Company (or the surviving company) outstanding after giving effect to the consummation of such transaction or (B) acquire assets (including equity securities of the Company’s Subsidiaries) constituting or accounting for more than 15 percent of the fair market value of the consolidated assets of the Company and its Subsidiaries, taken as a whole.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

(f) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2021, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2021.

(g) “Business Day” means each day that is not a Saturday, Sunday or other day on which (i) the Federal Reserve Bank of San Francisco is closed or (ii) banks are required or authorized by Law to be closed in the City of London, United Kingdom.

(h) “Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

(i) “Capitalization Date” means 5:00 p.m. on April 8, 2022.

(j) “Certificate of Merger” means the certificate of merger, in customary form, relating to the Merger.

(k) “Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended, and in effect as of the date of this Agreement.

(l) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).

(m) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(n) “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, stock option, stock purchase or other equity-based award, performance award, incentive compensation, profit sharing, retirement, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, severance, termination pay, post-employment benefits, retention, change of control compensation, and other similar fringe, welfare or other employee benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained or contributed to for the benefit of any Service Provider and with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has, or may have, any liability, contingent or otherwise.

(o) “Company Board” means the Board of Directors of the Company.

(p) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(q) “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(r) “Company Contract” means any Contract to which the Company or any of its Subsidiaries is a party.

(s) “Company Equity Plans” means the compensatory plans set forth in Section 1.1(s) of the Company Disclosure Letter that provide for the issuance of any Company Options.

(t) “Company Financial Advisor” means Lazard Frères & Co. LLC.

(u) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property (including Patents within such Company Owned Intellectual Property or Company Licensed Intellectual Property, in the case of each of the foregoing, “Company Patents”).

(v) “Company IT Assets” means computers, computer hardware, computer software, databases, data collections and data storage systems, firmware, middleware, servers, firewalls, workstations, routers, hubs, switches, data communication lines and all other information technology equipment, and all associated documentation owned, licensed or leased to the Company or any of its Subsidiaries pursuant to a written agreement or otherwise used by the Company or any of its Subsidiaries (excluding any public networks).

(w) “Company Licensed Intellectual Property” means any Intellectual Property licensed, or with respect to which any rights are granted, to the Company or any of its Subsidiaries pursuant to a Material Contract.

(x) “Company Material Adverse Effect” means any change, event, effect, development or occurrence (each, an “Effect”) that, individually or taken together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. None of the following Effects (by themselves or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other late-stage biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (A) changes in monetary policy, interest rates or credit ratings in the United States or any other country or region of the world; (B) changes in exchange rates for the currencies of any country; or (C) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world (except, in each case, to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other late-stage biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iii) changes in conditions in the industry or segments in which the Company and its Subsidiaries conducts business, including any supply chain disruptions or shortages (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other late-stage biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(iv) changes in regulatory, legislative or political conditions in the United States or any other country or region in the world (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other late-stage biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(v) any outbreak of hostilities, civil unrest, civil disobedience, acts of war, sabotage, sanctions, cyberattack, terrorism or military actions (including any escalation or worsening of any of the foregoing) in the United States or any other country or region in the world, including an outbreak or escalation of hostilities involving the United States or any other Governmental Authority or the declaration by the United States or any other Governmental Authority of a national emergency or war (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other late-stage biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions or other similar force majeure events (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other late-stage biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(vii) pandemics (including the COVID-19 pandemic), epidemics or contagious disease outbreaks (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Authorities (including COVID-19 Measures)) (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other late-stage biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(viii) any Effect resulting from the execution or announcement of this Agreement (including the identity of Parent) or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors, Governmental Authorities or any other third Person (provided that the exception in this clause shall not apply to any representation or warranty that addresses the consequences resulting from the execution or announcement of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement);

(ix) any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) that such action be taken or refrained from being taken following the date of this Agreement;

(x) changes or proposed changes in GAAP or other accounting standards or Law (or the enforcement or interpretation of any of the foregoing) or changes in the regulatory accounting requirements applicable to any industry in which the Company and its Subsidiaries operate (except to the extent that such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other late-stage biopharmaceutical companies, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(xi) changes in the price or trading volume of the Company Common Stock, in each case in and of itself (it being understood that the cause of such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant hereto); or

(xii) any failure, in and of itself, by the Company and its Subsidiaries to meet (A) any internal or analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant hereto).

(y) “Company Options” means any options to purchase shares of Company Common Stock outstanding pursuant to any of the Company Equity Plans.

(z) “Company Owned Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(aa) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(bb) “Company Registered Intellectual Property” means all of the Company Intellectual Property that is Registered Intellectual Property.

(cc) “Company SEC Reports” means all forms, reports and documents that have been filed or furnished to the SEC by the Company pursuant to applicable Laws, as such forms, reports and documents may be supplemented, modified or amended since the time of filing.

(dd) “Company Stockholders” means the holders of shares of Company Capital Stock.

(ee) “Company Termination Fee” means an amount in cash equal to $70,000,000.

(ff) “Company Pre-Funded Warrants” means the pre-funded warrants to purchase Company Common Stock originally issued January 31, 2022.

(gg) “Company Series A Warrants” means the warrants to purchase Company Common Stock issued on January 31, 2020, as amended on September 8, 2021.

(hh) “Company Warrants” means the Company Pre-Funded Warrants and the Company Series A Warrants.

(ii) “Confidentiality Agreement” means the confidentiality letter agreement, dated February 18, 2022, between the Company and Parent.

(jj) “Consent” means any consent, approval, clearance, waiver, Permit or order.

(kk) “Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

(ll) “Contract” means any contract, lease, license, indenture, note, bond, agreement or other legally binding instrument, in each case whether written or oral.

(mm) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

(nn) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization.

(oo) “COVID-19 Tax Measures” means any Law, order, directive or guidelines relating to Taxes enacted, issued or adopted by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

(pp) “D&O Insurance” means the Company’s current directors’ and officers’ liability insurance.

(qq) “DOJ” means the United States Department of Justice.

(rr) “DPA” means the Defense Production Act of 1950.

(ss) “DTC” means the Depository Trust Company.

(tt) “Environmental Law” means all applicable federal, national, state, provincial or local Laws relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(uu) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(vv) “ERISA Affiliate” means any Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(ww) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xx) “Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

(yy) “FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

(zz) “Fraud” means intentional common law fraud under Delaware law with respect to the making of a representation or warranty contained in this Agreement (or any certificate delivered pursuant to this Agreement) with the actual knowledge that such representation or warranty was false when made.

(aaa) “FTC” means the United States Federal Trade Commission.

(bbb) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(ccc) “Good Clinical Practices” means the FDA’s regulations for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including those contained in 21 C.F.R. Parts 50, 54, 56 and 312 and all comparable regulations of any other applicable Specified Governmental Authority.

(ddd) “Good Laboratory Practice Requirements” means the FDA’s regulations for conducting nonclinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and all comparable regulations of any other applicable Specified Governmental Authority.

(eee) “Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Authority, or anyone otherwise acting in an official capacity on behalf of a Governmental Authority; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

(fff) “Governmental Authority” means (i) any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, (ii) administrative agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign or supranational, (iii) or any stock exchange or (iv) any self-regulatory organization or arbitrator or arbitral body (whether public or private) with binding authority over the applicable Person.

(ggg) “Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.

(hhh) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products.

(iii) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(jjj) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables), excluding any milestone, royalty or other contingent payments; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) reimbursement obligations with respect to letters of credit, bank guarantees, performance bonds, and other similar contractual obligations, to the extent drawn, entered into by or on behalf of such Person; (vi) obligations of any interest rate swap, currency swap, forward currency or similar currency hedging transactions, futures Contracts or other similar derivative instruments or agreements; or (vii) all guarantees of any Indebtedness of any other Person of a type described in clauses (i) through (vi).

(kkk) “Intellectual Property” means any and all intellectual property rights and other rights of a similar nature, anywhere in the world, whether registered or unregistered, in each case subsisting now or in the future, including all rights in or to, or associated with or arising under, any of the following: (i) patents, patent applications, petty patents, utility models, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, supplementary protection certificates, revisions, renewals, provisional applications, substitutions, and extensions thereof, inventions, invention disclosures, and any other governmental grant for the protection of inventions or industrial designs (“Patents”); (ii) copyrights, copyright registrations and applications therefor and all other corresponding rights in work of authorship (“Copyrights”); (iii) trademarks, trade dress, trade names, logos, brand names, domain names and service marks (whether registered or unregistered) and the goodwill associated therewith, and trademark and service mark registrations and applications therefor and corresponding rights in indicia of origin (“Marks”); (iv) trade secrets, confidential information (including confidential business or technical information) and know-how, inventions, technical reports, pricing information, research and development information, preclinical, clinical and technical data, customer, distributor, consumer or supplier lists or data, technology, processes, formulae, model and methodologies (“Trade Secrets”); (v) databases; (vi) designs; and (vii) any similar, corresponding or equivalent rights and all goodwill associated with any of the foregoing.

(lll) “Intervening Event” means any Effect, or any material consequence of such Effect occurring after the date of this Agreement, that (i) as of the date of this Agreement was not known or reasonably foreseeable, in each case based on facts known to the Company Board as of the date of this Agreement; and (ii) does not relate to (A) an Acquisition Proposal, (B) any change in the Company Common Stock price, in and of itself (it being understood that the cause of such change may be taken into consideration unless otherwise excluded pursuant hereto), (C) the fact that the Company’s performance exceeds (x) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; or (y) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the cause of such performance may be taken into consideration with respect to clauses (x) and (y) unless otherwise excluded pursuant hereto) or (D) the results of any clinical trials or the receipt of, or progress towards, regulatory approvals that have been applied for prior to the date hereof.

(mmm) “IRS” means the U.S. Internal Revenue Service.

(nnn) “Knowledge” with respect to any matter in question, means, with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(nnn) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question.

(ooo) “Law” means any statute, code, law (including common law), ordinance, rule, regulation, order, judgment, decree or stock exchange rule or listing requirement of any Governmental Authority.

(ppp) “Legal Proceeding” means any claim, action, charge, lawsuit, complaint, investigation, audit, prosecution, litigation or other similarly formal enforcement, regulatory, administrative or other legal proceeding brought or initiated by or pending before any Governmental Authority.

(qqq) “Lien” means any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, license, sublicense, right of way, right of first refusal, or material restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

(rrr) “Lookback Date” means January 1, 2020.

(sss) “Nasdaq” means The Nasdaq Stock Market.

(ttt) “Oxford Finance Loan Agreement” means the Loan and Security Agreement, dated as of January 21, 2022, by and among the Company, Sierra Oncology Canada, LLC, Oxford Finance LLC, and the Lenders listed on Schedule 1.1 thereto or otherwise a party thereto from time to time.

(uuu) “Parent Material Adverse Effect” means any Effect that, individually or taken together with all other Effects, has had or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or the ability of Parent and Acquisition Sub to perform their respective covenants and obligations pursuant to this Agreement.

(vvv) “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, registrations, certificates and approvals from Governmental Authorities.

(www) “Permitted Lien” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens or security interests incurred in the ordinary course of business for amounts that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into the ordinary course of business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations entered into the ordinary course of business under which there exists no material default; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by the Company or any of its Subsidiaries of the real property subject thereto; (viii) Liens the existence of which are disclosed in the notes to the Audited Company Balance Sheet; (x) statutory, common law or contractual Liens of landlords under real property leases; (xi) Liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company or any of its Subsidiaries; (xii) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business consistent with past practice and under which such nonexclusive licenses are (A) disclosed as Out-bound Licenses in Section 3.16(d) of the Company Disclosure Letter or (B) royalty-free licenses with a term of less than three (3) years under material transfer agreements for non-commercial research or clinical trial agreements with service providers; (xiii) Liens under applicable securities Laws; or (xiv) liens securing obligations under the Oxford Finance Loan Agreement, which liens will be released in full upon payment of the amounts contemplated by the Payoff Letter.

(xxx) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(yyy) “Privacy Laws” means all applicable laws and regulations relating to the processing, privacy or security of Personal Information and all legally binding guidance issued thereunder, including, to the extent applicable, the European Union General Data Protection Regulation (EU) 2016/679 and all laws implementing it (collectively, the “GDPR”), the UK GDPR as defined in the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019 (“UK GDPR”), the Data Protection Act 2018, HIPAA, the HITECH Act, Section 5 of the Federal Trade Commission Act, the PCI Data Security Standard established by the PCI Security Standards Council, the CAN SPAM Act, Children’s Online Privacy Protection Act, state data breach notification laws, state data security laws, and any law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking, and marketing.

(zzz) “Pre-Closing Period” means the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the (i) termination of this Agreement pursuant to Article VIII and (ii) Effective Time.

(aaaa) “Product” means all drug or biological products or product candidates being developed, tested, labeled, manufactured, stored, imported, exported or distributed by the Company or any of its Subsidiaries.

(bbbb) “Registered Intellectual Property” means all Intellectual Property that is registered or issued (whether under the authority of any Governmental Authority or otherwise) or for which an application for registration or issuance has been made, including (i) applied for, then-pending, registered or issued Patents; (ii) applied for or registered Marks; and (iii) applied for or registered Copyrights.

(cccc) “Regulatory Law” means (i) the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition or (ii) Law that provide for review of the cross-border acquisition of any interest in or assets of a business (including for national security or defense reasons) under the jurisdiction of an applicable Governmental Authority of competent jurisdiction, that in each case, are applicable to the Merger.

(dddd) “Regulatory Permit” means all investigational new drug applications (as defined in 21 C.F.R. § 312.20 et seq.), new drug applications (as defined in 21 C.F.R. § 314.50), supplemental new drug applications (as defined in 21 C.F.R. § 314.70), establishment registrations (as defined in 21 C.F.R. § 207), and product listings (as defined in 21 C.F.R. § 207), all supplements or amendments thereto, and all comparable Permits.

(eeee) “Representatives” means, with respect to any Party, the directors, officers, employees, consultants, agents, representatives and advisors of such Party or any of its Subsidiaries, as applicable.

(ffff) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

(gggg) “Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date of this Agreement, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Russia, Syria and the Crimea region of Ukraine) in effect at the time.

(hhhh) “Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in (a); or (c) organized, resident or located in a Sanctioned Country.

(iiii) “Sanctions” means all Laws and orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council or any other relevant Governmental Authority.

(jjjj) “SEC” means the United States Securities and Exchange Commission.

(kkkk) “Securities Act” means the Securities Act of 1933, as amended.

(llll) “Service Provider” means any current or former officer, employee, individual independent contractor, or member of the board of directors of the Company or any of its Subsidiaries.

(mmmm) “Specified Governmental Authority” means any Governmental Authority performing functions similar to those performed by the FDA or otherwise having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacture, storage, marketing, promotion, sale, commercialization, shipment, import, export or distribution of pharmaceutical or biological products.

(nnnn) “Subsidiary” of any Person means (i) a corporation more than 50 percent of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(oooo) “Superior Proposal” means any written Acquisition Proposal on terms that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) (i) would be more favorable to the Company Stockholders (in their capacity as such) from a financial point of view than the Merger (taking into account (A) any revisions to this Agreement irrevocably committed to in writing by Parent prior to the time of such determination; and (B) those factors and matters deemed relevant in good faith by the Company Board, which factors may include the (1) identity of the Person making the proposal and (2) legal, financial (including the financing terms), regulatory, timing and other aspects of such Acquisition Proposal) and (ii) would be reasonably likely to be consummated in accordance with the terms of such Acquisition Proposal. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(pppp) “Tax” means all federal, state, local, non-U.S. or other taxes, including any customs, tariffs, imposts, levies, duties, fees, social charges, sales and use taxes, insurance (or other similar contributions or assessments), franchise, estimated severance, levy, or other like assessments or charges in the nature of a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

(qqqq) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.

(rrrr) “Transaction Documents” means, collectively, this Agreement and the Confidentiality Agreement and any other document contemplated thereby or any document or instrument delivered in connection therewith, including the Support Agreements.

(ssss) “Transaction Litigation” means any Legal Proceeding commenced or threatened against the Company or any of its Subsidiaries, Affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Merger, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings among the Parties or their respective Affiliates related to this Agreement, the Transaction Documents or the Merger.

(tttt) “Transfer Taxes” means all excise, use, value-added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, resulting directly from the acquisition or imposed in connection with this Agreement and the transactions contemplated hereby.

(uuuu) “Willful Breach” means a material breach of a representation, warranty, agreement or covenant set forth in this Agreement that is a consequence of an intentional act or omission undertaken by the breaching Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of such representation, warranty, agreement or covenant.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Certificates	2.10(c)(i)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(c)(i)
Company Disclosure Letter	1.4
Company Option Consideration	2.8(a)
Company Plans	6.9(b)
Company Securities	3.7(b)
Company Warrant Consideration	2.9(a)(ii)
Comparable Plans	6.9(b)
Copyrights	1.1(kkk)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effect	1.1(x)
Effective Time	2.2
Electronic Delivery	9.14
Exchange Fund	2.10(b)
Indemnified Persons	6.8(a)
International Employee Plans	3.19(a)
Labor Agreements	3.20(a)
Labor Entities	3.20(a)
Lease	3.14(b)
Leased Real Property	3.14(a)
Marks	1.1(kkk)
Maximum Annual Premium	6.8(c)
Merger	Recitals
Acquisition Sub	Preamble
New Plans	6.9(c)
Notice Period	5.3(d)(ii)(3)
Old Plans	6.9(c)
Other Required Company Filing	6.3(a)
Other Required Parent Filing	6.3(d)

Term	Section Reference
Owned Company Shares	2.7(a)(ii)
Parent	Preamble
Party	Preamble
Patents	1.1(kkk)
Payment Agent	2.10(a)
Per Share Price	2.7(a)(iii)
Personal Information	3.17(a)
Requisite Stockholder Approval	3.4
Surviving Corporation	2.1
Tail Policy	6.8(c)
Termination Date	8.1(c)
Trade Control Laws	3.22(b)
Trade Secrets	1.1(kkk)
Uncertificated Shares	2.10(c)(ii)

1.3 Certain Interpretations.

(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, that reference is to an Article, Section, Schedule or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented or otherwise modified from time to time in accordance with Section 9.3.

(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(d) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.

(f) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions.

(g) References to Parties. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(h) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) Writings. References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(j) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(k) Accounting Matters. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

(m) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in San Francisco, California.

(n) Calculation of Time Periods. Unless otherwise indicated or with respect to any period measured in hours, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and (v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(o) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.

(p) Representations Are Not Covenants. Nothing contained in Article III or Article IV may be construed as a covenant under the terms of this Agreement, other than the acknowledgments and agreements set forth in Section 3.27 and Section 4.11 to the extent necessary to give full effect to the acknowledgments and agreements set forth therein.

(q) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(r) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule or document.

(s) No Admission. The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Company Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or materiality.

(t) Nature of Information Disclosed. It is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Company Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the ordinary course of business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Company Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the ordinary course of business.

(u) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.

(v) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being (i) posted to the virtual data room managed by the Company in connection with the Merger no later than twelve (12) hours prior to the execution and delivery of this Agreement or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database before the date hereof.

(w) Ordinary Course. References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

1.4 Company Disclosure Letter. The information set forth in the disclosure letter delivered by the Company to Parent and Acquisition Sub on the date of this Agreement (the “Company Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Acquisition Sub will be merged with and into the Company; (b) the separate corporate existence of Acquisition Sub will cease; and (c) the Company will continue as the surviving corporation of the Merger and a direct wholly-owned Subsidiary of GlaxoSmithKline LLC and an indirect wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger in accordance with the DGCL, the “Effective Time”).

2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) on a date to be agreed upon by Parent, Acquisition Sub, and the Company that is no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed in writing by the Company and Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Acquisition Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, the Charter will be amended and restated in its entirety to be in the form set forth on Exhibit A to this Agreement, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, the bylaws of the Surviving Corporation will be amended and restated in its entirety to be in the form set forth on Exhibit B to this Agreement, until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. The Parties will take all necessary actions so that the directors of Acquisition Sub as of immediately prior to the Effective Time are the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or until their resignation or removal.

(b) Officers. The Parties will take all necessary actions so that the officers of Acquisition Sub as of immediately prior to the Effective Time are the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed, or until their resignation or removal.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.001 per share, of Acquisition Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Acquisition Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Acquisition Sub; or (C) owned by any direct or indirect wholly owned Subsidiary of Parent or Acquisition Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $55.00, without interest thereon (the “Per Share Price”), in accordance with the provisions of Section 2.10 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.12).

(b) Adjustment to the Per Share Price. The Per Share Price will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time and held by any Company Stockholder who is entitled to appraisal rights under the DGCL and has properly and validly exercised such statutory rights of appraisal in respect of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to this Section 2.7. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.10.

(ii) Notification of Parent of Demands for Appraisal. The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and control all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8 Equity Awards.

(a) Company Options. Parent will not assume any Company Options. At the Effective Time, each Company Option outstanding and unexercised as of immediately prior to the Effective Time will, without any action on the part of Parent, Acquisition Sub, the Company or the holder thereof, accelerate vesting in full and be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price (less the exercise price per share attributable to such Company Option) by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (such amount in cash, the “Company Option Consideration”). For purposes of the previous sentence, the number of shares of Company Common Stock issuable upon exercise in full of a Company Option with performance-based vesting pursuant to a performance period that is still outstanding as of the Effective Time will be deemed to be the number of shares issuable upon exercise following satisfaction of the maximum achievement of performance criteria. Notwithstanding the foregoing, with respect to any Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Per Share Price, such Company Options will be cancelled without any cash payment being made in respect thereof.

(b) Payment Procedures. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate Company Option Consideration owed to all holders of Company Options. Parent and the Company will cooperate to provide that all holders of Company Options will receive a payment, subject to Section 2.13, from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Options that are cancelled and converted pursuant to Section 2.8(a), as applicable, no later than the second payroll date following the Closing and the Company shall take all actions reasonably necessary prior to the Effective Time in order that the Company’s payroll provider will be in a position to timely process the payments contemplated by this Section 2.8. Notwithstanding the foregoing, if any payment owed to a holder of Company Options pursuant to Section 2.8(a), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event later than the second payroll date following the Closing).

(c) Necessary Further Actions. Prior to the Effective Time, the Company will take all action reasonably necessary to effect the cancellation of Company Options as of the Effective Time and to give effect to this Section 2.8, such that as of the Effective Time, no individual shall have any entitlement in respect of Company Options or any other equity-based award except as expressly contemplated by this Section 2.8.

2.9 Effect on Company Warrants.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time:

(i) each Company Series A Warrant that is outstanding as of immediately prior to the Effective Time will be cancelled and extinguished and represent only the right of the holder thereof to receive an amount in cash, without interest, equal to the Black Scholes Value (as defined in the Company Series A Warrant), calculated in accordance with and subject to the terms and conditions of the Company Series A Warrants (the “Company Series A Warrant Consideration”); and

(ii) each Company Pre-Funded Warrant that is outstanding as of immediately prior to the Effective Time will be deemed exercised in full as a “cashless exercise” (as described in the Company Pre-Funded Warrants) effective upon the Effective Time, in accordance with the terms of the Company Pre-Funded Warrants, and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the amount of the Per Share Price by (ii) the number of shares of Company Common Stock deemed to be issuable upon exercise in full of the Company Pre-Funded Warrant as a “cashless exercise,” calculated in accordance with and subject to the terms and conditions of such Company Pre-Funded Warrant (the “Company Pre-Funded Warrant Consideration” and, together with the Company Series A Warrant Consideration, the “Company Warrant Consideration”).

(b) Parent shall pay, or cause to be paid, subject to Section 2.13, the applicable Company Warrant Consideration to each holder of the applicable Company Warrant in accordance with and subject to the terms and conditions of the applicable Company Warrant.

2.10 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of shares of Company Common Stock and holders of Company Warrants pursuant to Section 2.7 and Section 2.9, respectively, an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock and holders of Company Warrants become entitled pursuant to Section 2.7 and Section 2.9, respectively. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7 and Section 2.9; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.7 and Section 2.9 for any reason, then Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7 and Section 2.9. Any interest or other income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Exchange and Payment Procedures.

(i) Certificated Shares. Promptly following the Effective Time (and in any event within three (3) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7, (A) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent); and (B) instructions for use in effecting the surrender of the Certificates in exchange for the consideration payable in respect thereof pursuant to Section 2.7. Upon surrender to the Payment Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.12) for cancellation, together with such letter of transmittal, duly completed and validly executed, in accordance with the terms of such materials and instructions, the holder of such Certificate will be entitled to receive in exchange for the number of shares represented by such Certificate (and Parent will cause the Payment Agent to pay and deliver in exchange therefor as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such Certificate by (2) the Per Share Price. The Certificate so surrendered will be cancelled. The Payment Agent will accept Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of any holder of the Certificates on the amount payable upon the surrender of such Certificates pursuant to this Section 2.10(c)(i). Until so surrendered, the Certificates will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, any holder of shares of Company Common Stock held in book-entry form (the “Uncertificated Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to the Payment Agent to receive the consideration payable in respect thereof pursuant to Section 2.7. In lieu thereof, each holder of record (as of immediately prior to the Effective Time) of an Uncertificated Share that immediately prior to the Effective Time represented an outstanding share of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) whose shares of Company Common Stock were converted into the right to receive the consideration payable in respect thereof pursuant to Section 2.7 will, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Uncertificated Shares will be deemed to have surrendered such Uncertificated Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Payment Agent may reasonably request) at the Effective Time, be entitled to receive (and Parent will cause the Payment Agent to pay and deliver as promptly as practicable) an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares by (B) the Per Share Price. The Uncertificated Shares so surrendered will be cancelled. The Payment Agent will accept transferred Uncertificated

Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest will be paid or accrued for the benefit of any holder of Uncertificated Shares on the amount payable upon the surrender of such Uncertificated Shares pursuant to this Section 2.10(c)(ii). Until so surrendered, Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 2.7.

(d) Transfers of Ownership. If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the consideration payable is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, then the consideration payable pursuant to Section 2.7 may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has evidenced timely payment to Parent (or any agent designated by Parent) any Transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or otherwise timely established to the satisfaction of Parent (or any agent designated by Parent) that such Transfer Taxes have been paid or are otherwise not payable. Payment of the consideration payable with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(e) Escheat. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a Company Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Uncertificated Shares have not been surrendered immediately prior to the date on which any cash in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Authority, then any such cash in respect of such Certificate or Uncertificated Share will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered or transferred their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7.

2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and cease to exist; and (b) each holder of a Certificate or Uncertificated Shares previously representing any shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive the consideration payable therefor in accordance with Section 2.7 (or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(c)). The consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13 Required Withholding. Each of the Payment Agent, Parent, the Company and the Surviving Corporation, or any Subsidiary of Parent, the Company or the Surviving Corporation, or any Agent of the Parent, Company or the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom pursuant to any applicable Laws related to Taxes. To the extent that such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.14 Future Dividends or Distributions. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares.

2.15 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, then the directors and officers of the Company and Acquisition Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the Company SEC Reports (including exhibits and other information incorporated by reference therein) filed since the Lookback Date and publicly available prior to the date hereof (other than (i) with respect to Section 3.2, Section 3.3, or Section 3.7 or (ii) any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature); or (b) as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Acquisition Sub as follows:

3.1 Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets as such properties and assets are presently being owned, leased or operated. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws, each as amended to date. The Company is not in violation of the Charter or the Bylaws.

3.2 Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Merger and each of the other transactions contemplated by this Agreement have each been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations under this Agreement; or (iii) subject to the receipt of the Requisite Stockholder Approval, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

3.3 Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board has (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth in this Agreement; (ii) approved the execution and delivery of this Agreement and the Support Agreements by the Company, the performance by the Company of its covenants and other obligations in this Agreement and the Support Agreements, and the consummation of the Merger and each of the other transactions contemplated by this Agreement and the Support Agreements, respectively, upon the terms and conditions set forth therein; (iii) directed the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders; and (iv) recommended that the Company Stockholders vote in favor of the adoption of the Merger in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(b) Fairness Opinion. The Company Board received the written opinion (or an oral opinion to be confirmed in writing) of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Per Share Price (subject to applicable withholding of Taxes) to be received by the holders of shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares, if applicable) pursuant to the Merger is fair, from a financial point of view to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Acquisition Sub).

(c) Anti-Takeover Laws. Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” Law will not be applicable to the Merger, the Support Agreements, and the transactions contemplated hereby and thereby.

3.4 Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations under this Agreement, and the consummation of the Merger and each of the other transactions contemplated by this Agreement do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any Subsidiary of the Company; (b) violate, conflict with, result in the breach of, constitute a change of control or default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of purchase, right to receive payment, termination, amendment, cancellation or acceleration or other adverse change of any right or obligation or the loss of any benefit to which the Company is entitled pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6, violate or conflict with any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, rights, terminations, amendments, cancellations, accelerations or Liens that would not have a Company Material Adverse Effect.

3.6 Requisite Governmental Approvals.

(a) No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, or any of the other transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) the filing with the SEC of the Proxy Statement and such other filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, the DGCL and the applicable rules and regulations of the SEC and Nasdaq; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

(b) The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacturing or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) to the Company’s knowledge, the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

3.7 Company Capitalization.

(a) Capital Stock and Related Matters.

(i) Authorized Capital Stock and Stock Reservation. The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock; and (ii) 10,000,000 shares of Company Preferred Stock.

(ii) Current Capitalization. As of the Capitalization Date, (A) 23,913,764 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock were held by the Company as treasury shares. As of the Capitalization Date, there were outstanding (1) Company Options to acquire 5,272,194 shares of Company Common Stock with an exercise price per share less than the Per Share Price; and (2) Company Warrants representing the right to acquire up to 8,697,876 shares of Company Common Stock.

(iii) Validity; No Other Issuances. All outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, nonassessable and free of any preemptive rights, or any similar right. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting, or settlement of Company Options or Company Warrants granted or issued prior to the date of this Agreement.

(b) No Other Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date there were no (i) outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) other obligations by the Company to make any payments based on the price or value of any Company Securities. The Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.

(c) Company Options. As of the Capitalization Date, the Company has reserved 1,414,859 shares of Company Common Stock for issuance pursuant to the Company Equity Plans. The Company has delivered or made available to Parent a true and accurate listing of all Persons who hold outstanding Company Options as of the close of business on the Capitalization Date, indicating, with respect to each Company Option, the number of shares subject thereto, grant date and the applicable exercise price. All outstanding Company Options are validly issued, duly authorized, and in compliance with the Company’s governing documents, applicable Laws, and all tax rules and regulations.

(d) Company Warrants. Section 3.7(d) of the Company Disclosure Letter accurately sets forth with respect to each Company Warrant that is outstanding as of the Capitalization Date: (i) the name of the holder of such Company Warrant, (ii) the number, class and series of shares of Company Capital Stock issuable upon exercise of such Company Warrant, (iii) the exercise price per share of Company Capital Stock purchasable under such Company Warrant and (iv) the expiration date of such Company Warrant.

(e) No Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, purchase options, rights of repurchase or forfeiture, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8 Subsidiaries.

(a) Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. The Company does not own any equity interest in any Person other the Subsidiaries set forth on Section 3.8(a) of the Company Disclosure Letter. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets as such properties and assets are presently being owned, leased or operated, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Subsidiary of the Company, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents in any material respect.

(b) Capital Stock of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c) No Other Interests in Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire or redeem from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

3.9 Company SEC Reports.

(a) The Company has timely filed with or furnished to the SEC all Company SEC Reports since the Lookback Date and prior to the date of this Agreement (such forms, reports and documents, as supplemented, modified or amended since the time of filing, the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), no Company SEC Report contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. The Company is in compliance in all material respects with all current applicable listing and other rules and regulations of Nasdaq.

(b) There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened. The Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on the one hand, and the Company, on the other hand, since January 1, 2021.

3.10 Company Financial Statements; Internal Controls; Indebtedness.

(a) Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (i) were prepared in accordance with GAAP on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods covered thereby; and (iii) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2021, and such assessment concluded that such system was effective. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2021. Since the Lookback Date, and through the date of this Agreement, to the Knowledge of the Company, no events have occurred such that management would not be able to complete its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ending December 31, 2021, and conclude, after such assessment, that such system was effective. Since the Lookback Date, the principal executive officer and principal financial officer of the Company have each made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in all material respects in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness (each as defined in Rule 13a-15(f) of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d) Indebtedness. Section 3.10(d) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness for borrowed money of the Company and its Subsidiaries as of the date of this Agreement.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (including with respect to Taxes) of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since the date of the Audited Company Balance Sheet; or (d) that would not have a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since the date of the Audited Company Balance Sheet through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since the date of the Audited Company Balance Sheet through the date of this Agreement, (i) other than in connection with the Merger and the other transactions contemplated hereby, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business; (ii) the Company has not taken any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited by Section 5.2(a), Section 5.2(b), Section 5.2(d), Section 5.2(g), Section 5.2(h), Section 5.2(j), Section 5.2(l) or Section 5.2(m).

3.13 Material Contracts.

(a) Material Contracts. Except for this Agreement and the Company Contracts disclosed in Section 3.13(a) of the Company Disclosure Letter, there is no Company Contract that as of the date of this Agreement is:

(i) a Company Contract (A) that is a settlement, conciliation or similar Contract with respect to a Legal Proceeding (or threatened Legal Proceeding) pursuant to which the Company is or will be required to pay consideration of more than $750,000 after January 1, 2021 or (B) that provides for any injunctive or other non-monetary relief (including monitoring or reporting obligations to any other Person), in the case of this clause (B) that is material to the Company and its Subsidiaries taken as a whole;

(ii) a Company Contract (A) limiting or purporting to limit the freedom or right of the Company to compete with any other Person in any location or line of business; (B) containing any “most favored nations” terms and conditions (including with respect to pricing ) granted by the Company; or (C) containing exclusivity obligations or otherwise limiting or purporting to limit the freedom or right of the Company to sell, distribute or manufacture any Product, except in each case of each of (A) – (C) for such limitations, terms, condition or obligations that are not material to the Company and its Subsidiaries taken as a whole;

(iii) a Company Contract, other than a Company Benefit Plan, that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company in an amount having an expected value in excess of $750,000 in the fiscal year ending December 31, 2021 or in any fiscal year thereafter and cannot be cancelled by the Parent or Acquisition Sub without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date of cancellation), excluding nonexclusive outbound licenses which are not Out-bound Licenses, nonexclusive inbound licenses which are not In-bound Licenses, and clinical trial agreements entered into in the ordinary course of business;

(iv) a Company Contract relating to Indebtedness for borrowed money of the Company with a principal amount in excess of $750,000 (whether incurred, assumed, guaranteed or secured by any asset);

(v) a Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or the issuance of any guaranty by the Company;

(vi) a Company Contract (A) creating a joint venture, joint development, collaboration, partnership, limited liability company, profit sharing, strategic alliance, or similar arrangement or (B) pursuant to which the Company has (I) made or is obligated to make a material investment in any Person or project or (II) agreed to the exercise of rights under, or other exploitation of, any co-owned Patent;

(vii) a Company Contract requiring the Company to perform or conduct research, clinical trials or development for the benefit of any Person other than the Company;

(viii) any Company Contract (A) that grants a third party development rights or marketing or distribution rights relating to any Product, (B) pursuant to which the Company or any of its Subsidiaries is or may be required to pay milestones, royalties or other contingent payments based on the research, development, regulatory approval, sale, distribution or commercial manufacture of any Product, or (C) under which the Company or any of its Subsidiaries grants any Person any right of first refusal, right of first negotiation or similar rights with respect to any Product or any material Intellectual Property;

(ix) an In-bound License or an Out-bound License;

(x) a Lease;

(xi) a Company Contract related to any disposition or acquisition of material assets, equity interests or a material business of the Company (A) for an amount in excess of $750,000 or (B) that contains material continuing indemnities (except for indemnities entered into the ordinary course of business and pursuant to which the Company has not incurred any material liabilities);

(xii) a material Company Contract that is a supply or manufacturing Contract;

(xiii) a Company Contract with any Governmental Authority;

(xiv) a Company Contract with any Affiliate, current or former director or executive officer of the Company (as such term is defined in the Exchange Act) (other than a Company Benefit Plan or standard employment agreements, including confidentiality agreements, on the Company’s form of agreement which form has been provided to Parent), Person holding 5% or more of the outstanding shares of Company Common Stock, or, to the Knowledge of the Company, any Affiliate (other than the Company) or immediate family member of any of the foregoing; or

(xv) any other Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Each such Company Contract described in clause (i) through (xv) above is referred to herein as a “Material Contract.”

(b) Validity. As of the date of this Agreement, the Company has either delivered or made available to Parent or Parent’s Representatives or has publicly made available an accurate and complete copy of each Material Contract. Neither the Company nor, to the Knowledge of the Company, the other party thereto, is in breach of or default under any Material Contract, and neither the Company nor, to the Knowledge of the Company, any other Person that is a party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would reasonably be expected to constitute a material breach of or default under any Material Contract or give rise to a right to terminate or modify in any respect any Material Contract, except in any such event as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Material Contract is, with respect to the Company and, to the Knowledge of the Company, the other party thereto, a valid agreement, binding, and in full force and effect, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Each Material Contract is enforceable by the Company in accordance with its terms, except in any such event as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole and except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and by general equitable principles. As of the date of this Agreement, the Company has not waived in writing any rights under any Material Contract, the waiver of which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Lookback Date through the Agreement Date, the Company has not received any written notice alleging any material violation or breach or default under any Material Contract that has not since been cured.

3.14 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). Except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens); and (ii) the Company has not received any written notice regarding any violation or breach of or default pursuant to any Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Environmental Matters. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (a) has failed to comply with any Environmental Law; (b) has received any written notice or report alleging that the Company or any Subsidiary has violated any applicable Environmental Law; (c) has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances in violation of any applicable Environmental Law; (d) has exposed any employee to Hazardous Substances in violation of any applicable Environmental Law; (e) has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws; or (f) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.

3.16 Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Registered Intellectual Property, with the legal and beneficial owner(s), country(ies) or region, registration and application numbers and dates indicated, as applicable. All Company Registered Intellectual Property (other than as identified as lapsed, abandoned, expired, closed or completed in Section 3.16(a) of the Company Disclosure Letter) is subsisting and, to the Knowledge of the Company, not invalid or unenforceable.

(b) Ownership. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries solely and exclusively own all right, title, and interest, free and clear of all Liens other than Permitted Liens, in and to the Company Owned Intellectual Property (except for those patent applications identified in Section 3.16(a) of the Company Disclosure Letter as co-owned). There are no restrictions on the Company’s or its Subsidiaries’ right to use, transfer or license any Company Owned Intellectual Property (except for those patent applications identified in Section 3.16(a) of the Company Disclosure Letter as co-owned).

(c) No Order. To the Knowledge of the Company, none of the issued Company Patents is invalid or unenforceable. Since the Lookback Date, neither the Company nor any of its Subsidiaries has not received written notice of any, and to the Knowledge of Company, there is no pending or threatened, interference, opposition, reissue, reexamination, Legal Proceeding or other proceeding (other than routine patent office examination proceedings associated with the prosecution of applications for Patents) with respect to any Company Registered Intellectual Property, including with respect to the construction, scope, validity, enforceability, use, transferability, registration, priority or ownership of any Company Registered Intellectual Property. Since the Lookback Date, no Legal Proceeding is or has been ongoing or is pending and served (or, to the Knowledge of Company, is being threatened or is pending and has not been served) against the Company or any of its Subsidiaries relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property of another Person. Since the Lookback Date, neither the Company nor any of its Subsidiaries has not received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property of another Person by the Company or any of its Subsidiaries.

(d) In-bound Licenses and Out-bound Licenses. Section 3.16(d) of the Company Disclosure Letter sets forth a complete and accurate list of material Company Contracts pursuant to which (i) any material Intellectual Property has been licensed (whether exclusively or nonexclusively), sold, assigned or otherwise conveyed to the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has otherwise received or acquired any material right, including a release, covenant not to sue or assert, or immunity from suit to or in any Intellectual Property (other than any nonexclusive “off the shelf” licenses on standard terms to third-party computer software that is generally commercially available, in each case, entered into in the ordinary course of business consistent with past practice (each, an “In-bound License”), or (ii) any Person has been granted any license (whether exclusive or nonexclusive) under, or otherwise has received or acquired any material right or interest, including a right to receive a license, release, covenant not to sue or assert, or immunity from suit to or in, any Company Intellectual Property by the Company or any of its Subsidiaries (other than any nonexclusive licenses granted under confidentiality/non-disclosure agreements, clinical trial agreements and material transfer agreements, in each case, entered into in the ordinary course of business consistent with past practice and under which such nonexclusive licenses are incidental to and not material to the performance of the agreement) (each, an “Out-bound License”).

(e) No Infringement. The Company’s and/or its Subsidiaries’ business, including the manufacture, commercialization and/or sale of the Products, in each case, does not infringe, misappropriate or otherwise violate, and has not since the Lookback Date infringed, misappropriated or otherwise violated, the Intellectual Property of any Person, except where such infringement or misappropriation would not be reasonably expected to have a Company Material Adverse Effect.

(f) No Notice of Infringement. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received written notice from any third Person alleging that the operation of the Company’s and/or any of its Subsidiaries’ business or manufacture, commercialization and/or sale of the Products as conducted by the Company and/or its Subsidiaries infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, the Intellectual Property of any third Person in a manner that has or could reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, since the Lookback Date, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property. Since the Lookback Date, the Company or any of its Subsidiaries has not made or asserted any written notice alleging infringement, misappropriation or violation of any Company Intellectual Property.

(g) Employee/Consultant Agreements. The Company and its Subsidiaries have and enforce a policy requiring each Person (including current and former employees, contractors, suppliers and consultants) who has contributed to or participated in the conception or development of any material Company Intellectual Property on behalf of or for the benefit of, the Company or any of its Subsidiaries has entered into a proprietary rights agreement with the Company or a Subsidiary in which they have, subject to limitations of applicable Law, assigned or vested ownership of all their rights, title and interest in or to such Intellectual Property to the Company or its Subsidiary and has agreed to maintain the confidentiality of such Intellectual Property, and no such Person has any right to further remuneration or consideration with respect to any such material Company Intellectual Property.

(h) No Government/University Funding. No material Company Owned Intellectual Property was developed with funding from, or using the facilities or resources of, any Governmental Authority or university, college or other educational institution. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Person that has licensed or provided Intellectual Property to the Company or any of its Subsidiaries has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by the Company or any of its Subsidiaries.

(i) Protection of Trade Secrets. The Company and its Subsidiaries have and enforce reasonable measures to protect the confidentiality of material Trade Secrets included in the Company Intellectual Property, and, to the Knowledge of the Company, there has not been any disclosure of or access to any material Trade Secret included in the Company Intellectual Property to any Person other than under confidentiality obligations binding on such third party.

3.17 Privacy, Data Protection and Data Security

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries, and the collection, storage, use and/or disclosure or other processing of any data or information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Privacy Laws (collectively, “Personal Information”) by or, to the Knowledge of the Company, on behalf of the Company or any of its Subsidiaries, is, and has been since the Lookback Date, in compliance with all applicable (i) contractual obligations of the Company or any of its Subsidiaries, (ii) legally binding orders of any Governmental Authority, and (iii) Permits, in each case of (i) – (iii), pertaining to data protection or information privacy and security and all applicable Privacy Laws. Except as would not reasonable be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is not, to the Knowledge of the Company, suffering, and has not at any time since January 1, 2021 suffered, any security breach, virus, loss, corruption, unauthorized use, access, acquisition or disclosure, in each case, of any Company IT Assets or Personal Information. To the Knowledge of the Company, the Company IT Assets are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead service,” “virus,” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company IT Assets or data or other software of users.

(b) The Company and its Subsidiaries take, and have since the Lookback Date taken, commercially reasonable actions to protect the confidentiality, integrity and security of the Company IT Assets against any unauthorized use, access, interruption, modification or corruption.

(c) Since January 1, 2021, (i) no material written notices have been received by, and, to the Knowledge of the Company, no material claims, investigations, charges or complaints have been made against, the Company or any of its Subsidiaries by any Governmental Authority or other Person alleging a violation by the Company or any of its Subsidiaries of any Privacy Laws or any contractual obligations related to Personal Information, and (ii) no disclosure of any data breach or network security breach has been made by any of the Company or any of its Subsidiaries to any Person or Governmental Authority.

3.18 Tax Matters.

(a) Tax Returns, Payments and Reserves. The Company and each of its Subsidiaries have (i) timely filed (taking into account valid extensions) all material Tax Returns required to be filed by any of them and all Tax Returns have been prepared in material compliance with applicable Law and are true, accurate and correct in all material respects and (ii) paid, or have reserved in accordance with GAAP for the payment of, all material Taxes that are required to be paid. The most recent financial statements contained in the Company SEC Reports reflect adequate accruals and reserves in accordance with GAAP for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements. Since the date of the most recent financial statements, the Company and each of its Subsidiaries have not incurred any material Taxes outside of the ordinary course of business.

(b) No Waivers. Neither the Company nor any of its Subsidiaries has executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.

(c) Withholding Taxes. The Company and each of its Subsidiaries have (i) withheld with respect to their employees and other third Persons all material Taxes required to be withheld; (ii) timely paid over any amounts so withheld to the appropriate Governmental Authority and (iii) complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.

(d) No Audits. No audits or other examinations with respect to material Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and have not been resolved. No written claim that remains unresolved has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to tax in that jurisdiction and no deficiency of material Taxes has been asserted as a result of any audit or examination by any Governmental Authority that has not been paid, accrued for or been contested in good faith and in accordance with applicable Law.

(e) No Spin-offs. During the two years prior to the date of this Agreement, either the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code.

(f) No Reportable Transactions. Neither the Company nor any of its Subsidiaries has engaged or engage in a “reportable transaction” as set forth in U.S. Treasury Regulation § 1.6011-4(b).

(g) No Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or currently has any material liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of the Company and its Subsidiaries; (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, or otherwise by operation of law or (iii) has been a member of an affiliated, consolidated, combined or unitary group filing a consolidated Tax Return (other than a group the common parent of which is or was the Company).

(h) No Tax Liabilities. None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income or pay Taxes in any taxable period beginning after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) “gain recognition agreement” pursuant to Section 367 of the Code, “domestic use election” pursuant to Section 1503(d) of the Code, or other similar agreement, (v) an election under Section 965(h) of the Code, (vi) under Sections 951 or 951A of the Code or (vii) a prepaid amount received prior to the Closing (other than amounts received in the ordinary course of business).

(i) Not a United States real property holding company. None of the Company or any of its Subsidiaries has been, or will be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j) No material encumbrances. There are no material Liens with respect to Taxes upon any of the assets or properties of any of the Company or any of its Subsidiaries, other than Permitted Liens.

(k) No COVID-19 Tax Measures. None of the Company or any of its Subsidiaries has (i) deferred any payment of Taxes otherwise due through any automatic extension or other grant of relief provided by a COVID-19 Tax Measure or (ii) otherwise sought or received any other benefit from any applicable Governmental Authority related to any governmental response to COVID-19, including any benefit provided or authorized by a COVID 19 Tax Measure.

(l) Tax Classification. The Company is and always has been classified as a subchapter C corporation for U.S. federal income tax purposes (and has never made an election to be treated as an “S corporation” pursuant to Section 1362 of the Code) and each of its Subsidiaries is and always has been classified as a disregarded entity for U.S. federal income tax purposes.

(m) Records. The Company and each of its Subsidiaries have retained all material books and records with respect to material Tax matters pertinent to each of the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods.

(n) Transfer Pricing. The Company and each of its Subsidiaries are in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or each such Subsidiary, as the case may be, does business.

3.19 Employee Plans.

(a) Company Benefit Plans. With respect to each Company Benefit Plan other than an International Employee Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan; (ii) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions; (iv) any related trust agreements; and (v) any notices to or from the IRS or any office or representative of the United States Department of Labor relating to any compliance issues in respect of any such Company Benefit Plan. With respect to each Company Benefit Plan that is maintained primarily for the benefit of any Service Provider whose primary work location is based outside of the United States (the “International Employee Plans”), to the extent applicable, the Company has made available to Parent true, correct and complete copies of the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such International Employee Plan.

(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored or contributed to or currently maintains, sponsors or participates in, or contributes to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Each Company Benefit Plan has been maintained, funded, operated and administered in compliance in all material respects with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) Company Benefit Plan Legal Proceedings. As of the date of this Agreement, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(e) No Prohibited Transactions. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Benefit Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f) No Post-Termination Welfare Benefits. No Company Benefit Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar Law.

(g) Section 280G. Neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in conjunction with any other event) will (i) result in any payment or benefit to any Service Provider being characterized as a parachute payment within the meaning of Section 280G of the Code, (ii) increase any benefits or compensation otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of, or result in the forfeiture of, any payment or benefit.

(h) Section 409A. Each Company Benefit Plan is in all material respects in compliance with Section 409A of the Code. The Company is not a party to any agreement, nor does it have any obligation under any Company Benefit Plan to compensate, indemnify or reimburse any person for Taxes payable pursuant to applicable Law, including Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(i) International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any applicable Laws. No International Employee Plan has material unfunded liabilities that as of the Effective Time will not be fully accrued for in its financial statements or fully offset by insurance.

3.20 Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract or trade union agreement (collectively, “Labor Agreements”). To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union (collectively, “Labor Entities”) to organize any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. No Labor Agreement is being negotiated by the Company or any of its Subsidiaries. There is no strike or lockout against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened directly against the Company or any of its Subsidiaries.

(b) Employment Law Compliance. The Company and its Subsidiaries have complied in all material respects with applicable Laws and orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

3.21 Regulatory Matters.

(a) The Company (i) is and has been in material compliance with all applicable Laws administered or issued by the U.S. Food and Drug Administration (or its successor, the “FDA”) and any other Governmental Authority (including the European Medicines Agency (“EMA”)) performing functions similar to those performed by the FDA or otherwise having jurisdiction over the safety, efficacy, approval, development, testing, labeling, manufacturing, storage, marketing, promotion, sale, commercialization, shipment, import, export or distribution of pharmaceutical products or biological products (each, a “Regulatory Authority”), including the Federal Food, Drug, and Cosmetic Act (“FDCA”) and all other Laws regarding developing, testing, labeling, manufacturing, storage, marketing, promotion, sale, commercialization, safety, quality, shipment, import, export or distribution the products of the Company and (ii) has filed with the FDA and with all other applicable Regulatory Authorities where the Company currently is or has conducted clinical studies (A) all applications, filings declarations, reports submissions (including but not limited to adverse event and safety reports), and all other documents required under applicable Regulatory Authority Laws with respect to investigational new drug applications or clinical trial applications (as applicable), and (B) all material amendments, modifications, notices and other documents as necessary and required to maintain such regulatory filings. All such filings, declarations, listings, registrations, reports, submissions, applications, amendments, modifications, notices and other documents, including any updates, corrections or modifications thereto, were true and correct in all material respects as of the date of submission and were in material compliance with Law when filed.

(b) All preclinical and clinical studies or tests sponsored or conducted by or on behalf of the Company since the Lookback Date through the date of this Agreement have been and are being conducted in material compliance with applicable Laws, rules, and regulations, including the FDCA and applicable research protocols, and, when submitted to support regulatory filings current Good Clinical Practices and Good Laboratory Practice Requirements. Since the Lookback Date, the Company has not received any written notices from the FDA or any other Regulatory Authority with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination or suspension of such studies or tests.

(c) Since the Lookback Date, no clinical trial sponsored or conducted by or on behalf of the Company has been terminated or suspended prior to completion for safety reasons, and neither the FDA nor any other Regulatory Authority, clinical investigator or contract research organization that has participated in or is participating in, or institutional review board or data safety monitoring board that has or has had oversight over, a clinical trial conducted or sponsored by or on behalf of the Company has recommended that the Company commence, or has commenced or, to the Company’s Knowledge, threatened to initiate any action to place a clinical hold order on, or otherwise terminate, or suspend any proposed or ongoing clinical trial conducted by or on behalf of the Company, or alleged any violation of applicable Laws in connection with any such clinical trial.

(d) Since the Lookback Date, no preclinical studies sponsored or conducted by or on behalf of the Company for the purpose of supporting a regulatory filing have had any material adverse safety findings that the Company would reasonably expect to have a material adverse impact on clinical studies, and all material preclinical toxicology reports or preclinical toxicology studies conducted by or on behalf of the Company for the purpose of supporting a regulatory filing have been disclosed to the FDA and all other applicable Regulatory Authorities to the extent required by applicable laws.

(e) The Company possesses all required Permits necessary to conduct its business as currently conducted, and each such Permit is valid and in full force and effect, validly registered and on file with the applicable Governmental Authority and in material compliance with all applicable Laws. Since the Lookback Date, the Company has been and is in compliance in all material respects with the terms and requirements of such Permits, and has not received any written notice of proceedings relating to the suspension, revocation or cancellation of any such Permit, and to the Knowledge of the Company, there is no reasonable basis for the revocation, cancellation, or non-renewal of any material Permit of the Company.

(f) Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Regulatory Authority, (ii) failed to disclose a material fact or failed to disclose any study data required to be disclosed to the FDA or other Regulatory Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or for any other Regulatory Authority to invoke any similar policy. The Company is not the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any other Specified Governmental Authority under any similar policy. Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any misconduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or (B) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration, or (C) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, rule or regulation of any Governmental Authorities.

(g) Since the Lookback Date, the Company has not, voluntarily or involuntarily, initiated or issued, any safety alert, “dear doctor” letter, or other notice or action relating to a serious adverse event, as defined under 21 CFR 312.32, that is directly attributable to a Company Product and that would reasonably be expected to result in a clinical hold, suspension or termination of a clinical trial, or a violation of Law with respect to any Product, and the Company has not received any requests from any Governmental Authority requiring the Company to cease to manufacture or develop any Products.

(h) To the Knowledge of the Company, no Person has filed against the Company any Legal Proceeding relating to the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

3.22 Compliance with Laws; Governmental Authorizations.

(a) General Compliance. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and has been since the Lookback Date, in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries.

(b) Export Controls. The Company is, and has been since the Lookback Date, in material compliance with applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”). Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, managers, employees, nor, to the Knowledge of the Company, agents or third party representatives, is or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in connection with the business of the Company or any of its Subsidiaries.

(c) Anti-Bribery Laws. Since the Lookback Date, the Company and each of its Subsidiaries, including each of their respective directors, officers or employees, have not, directly or indirectly, (i) committed a material violation of any Anti-Corruption Laws; or (ii) provided anything of value to any Government Official to unlawfully obtain or obtain business, direct business to any person, or secure an advantage, in each case that amounted to a material violation of any Anti-Corruption Laws.

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, nor, to the Knowledge of the Company, has the Company received notice of any such Legal Proceedings. Since the Lookback Date, neither the Company nor, to the Knowledge of the Company, any of its contract manufacturers for the Products, have received any FDA Form 483 or other notices of violations, inspectional observations, warning letters, untitled letters or other written administrative, regulatory or enforcement notice from any Regulatory Authority.

(b) No Orders. Neither the Company nor any of its Subsidiaries is subject to any material order, writ, injunction, judgment, decree, determination, settlement agreement or award of any Governmental Authority of any kind or nature that would prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement. To the Knowledge of the Company, no material investigation or review by any Governmental Authority with respect to the Company is pending or is being threatened.

3.24 Insurance.

(a) Policies and Programs. The Company maintains insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development. Except as would not have a Company Material Adverse Effect, each of the insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries is in full force and effect.

(b) No Cancellation. As of the date of this Agreement, except as would not have a Company Material Adverse Effect, since January 1, 2021, neither the Company nor any of its Subsidiaries have received any written notice regarding any cancellation, invalidation or material modification of any such insurance policy other than in connection with ordinary renewals, and there is no existing material default, by any insured thereunder and there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.25 Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.26 Brokers. Except for the Company Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger.

3.27 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV:

(i) None of Parent, Acquisition Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Parent or Acquisition Sub, their Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent or Acquisition Sub, any of their Subsidiaries or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Acquisition Sub, their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent or Acquisition Sub, any of their respective Subsidiaries or any of their Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent or Acquisition Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and each of Parent and Acquisition Sub disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Affiliates or Representatives, in connection with presentations by or discussions with Parent’s management whether prior to or after the date of this Agreement or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to the Company as follows:

4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets as such properties and assets are presently being owned, leased or operated.

(b) Acquisition Sub. Acquisition Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Acquisition Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. GlaxoSmithKline LLC, as of the date of this Agreement and as of the Effective Time will be, is the sole record and beneficial stockholder of Acquisition Sub and is a direct, wholly-owned Subsidiary of Parent.

(c) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Acquisition Sub, as amended to date. Neither Parent nor Acquisition Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.2 Power; Enforceability. Each of Parent and Acquisition Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Acquisition Sub, the performance by each of Parent and Acquisition Sub of its respective covenants and obligations under this Agreement and the consummation of the Merger, and each of the other transactions contemplated by this Agreement have each been duly authorized by all necessary action on the part of each of Parent and Acquisition Sub and no additional actions on the part of Parent or Acquisition Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Acquisition Sub; (ii) the performance by each of Parent and Acquisition Sub of its respective covenants and obligations under this Agreement; or (iii) the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

4.3 Non-Contravention. The execution and delivery of this Agreement by each of Parent and Acquisition Sub, the performance by each of Parent and Acquisition Sub of their respective covenants and obligations under this Agreement, and the consummation of the Merger do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Acquisition Sub; (b) violate, conflict with, result in the breach of, constitute a change of control or default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of purchase, right to receive payment, termination, amendment, cancellation or acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Acquisition Sub is entitled pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, material contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, rights, terminations, amendments, cancellations, accelerations or Liens that would not have a Parent Material Adverse Effect.

4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Acquisition Sub; (b) performance by each of Parent and Acquisition Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, or any of the other transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, the DGCL and the applicable rules and regulations of the SEC and Nasdaq; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain would have a Parent Material Adverse Effect.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against Parent or Acquisition Sub that would have a Parent Material Adverse Effect.

(b) No Orders. Neither Parent nor Acquisition Sub is subject to any order of any kind or nature that would have a Parent Material Adverse Effect.

4.6 Ownership of Company Capital Stock. None of Parent, Acquisition Sub, any of their Subsidiaries or, to the knowledge of Parent, any of their Affiliates (a) has owned any shares of Company Capital Stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case during the two years prior to the date of this Agreement.

4.7 Brokers. Except for PJT Partners, Inc., there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Acquisition Sub or any of their Affiliates who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Merger for which the Company or any of its Subsidiaries would be liable.

4.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The vote or consent of GlaxoSmithKline LLC as the sole stockholder of Acquisition Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Acquisition Sub necessary to approve this Agreement or the Merger

4.9 Financial Capability. Parent and Acquisition Sub have as of the date of this Agreement and will have at the Closing (a) sufficient funds immediately available to (i) make all payments contemplated by this Agreement in connection with the Merger (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Merger); and (ii) pay all fees and expenses required to be paid at the Closing by the Company, Parent, Acquisition Sub or any of their respective Affiliates in connection with the Merger and (b) the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement. None of Parent, Acquisition Sub nor any of their Affiliates has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would materially impair or materially adversely affect the availability of such sufficient funds or such resources and capabilities.

4.10 Absence of Stockholder and Management Arrangements. Except for the Support Agreements being entered into on the date hereof, none of Parent, Acquisition Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries (a) relating to (i) this Agreement or the Merger; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; (ii) holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) Person has agreed to provide, directly or indirectly, an equity investment to Parent, Acquisition Sub or the Company to finance any portion of the Merger.

4.11 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each of Parent and Acquisition Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, any certificate delivered pursuant to this Agreement and the Support Agreements:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Acquisition Sub or any of their respective Affiliates or Representatives as having been authorized by the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement and any certificate delivered pursuant to this Agreement, are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Acquisition Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Acquisition Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, any certificate delivered pursuant to this Agreement or the Support Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Acquisition Sub or any of their respective Affiliates or Representatives, including (A) any materials or information made available in the virtual data room hosted by or on behalf of the Company in connection with the Merger; (B) in connection with presentations by or discussions with the Company’s management (whether prior to or after the date of this Agreement); or (C) in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) with respect to any matter specifically addressed by Section 5.2 (in the case of which such action shall not be deemed a breach of this Section 5.1 unless it would constitute a breach of Section 5.2); (d) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in reliance on this clause (d), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible) prior to taking such actions); (e) as required by applicable Law; or (f) as approved by Parent in writing, during the Pre-Closing Period (which approval will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to (i) maintain its existence in good standing pursuant to applicable Law; (ii) conduct its business and operations in the ordinary course of business; and (iii) use its respective reasonable best efforts to preserve intact in all material respects its assets, properties, Contracts and business organizations; (iv) use its respective reasonable best efforts to keep available the services of its current officers and employees; and (v) use its respective reasonable best efforts to preserve in all material respects its current business relations.

5.2 Forbearance Covenants. Except (A) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (B) for any actions taken in good faith to respond to any COVID-19 Measures (it being understood that prior to taking any material actions in reliance on this clause (B), the Company will use its reasonable best efforts to provide reasonable advance notice to, and consult, with Parent (if reasonably practicable and legally permissible) prior to taking such actions); (C) as required by applicable Law; (D) as approved by Parent in writing, which approval will not be unreasonably withheld, conditioned or delayed); or (E) as otherwise expressly contemplated by the terms of this Agreement, during the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend or otherwise change the Charter, the Bylaws or any other similar organizational document;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c) issue, sell, grant, pledge or deliver, or agree or commit to issue, sell, grant, pledge or deliver any of its capital stock or other securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, other instruments convertible or exchangeable or exercisable for any of its capital stock or other securities or otherwise), except (i) for the issuance, delivery or sale of shares of Company Common Stock to the extent required pursuant to Company Options or Company Warrants in accordance with their terms as in effect as of the date hereof; or (ii) as contemplated by Section 5.2(i);

(d) directly or indirectly acquire, repurchase or redeem any of its securities or offer to acquire, repurchase or redeem any of its securities, except (i) pursuant to the terms and conditions of Company Options or Company Warrants in accordance with their terms as in effect on the date hereof; or (ii) in connection with transactions between the Company and any of its wholly owned Subsidiaries;

(e) acquire, directly or indirectly, (by merger, consolidation or acquisition of stock or assets) any equity interests in any other Person or make any material investment in any other Person (other than a wholly owned Subsidiary of the Company) or enter into any joint venture, partnership, limited liability company or similar arrangement with any Person (other than the Company or any of its wholly owned Subsidiaries);

(f) acquire, or agree to acquire fee ownership (or its jurisdictional equivalent) of any real property;

(g) (i) adjust, split, subdivide, combine or reclassify any shares of its capital stock or other equity interests; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries; (iii) pledge or encumber any shares of its capital stock or other equity or voting interest; or (iv) modify the terms of any shares of its capital stock or other equity or voting interest;

(h) (i) incur or assume any Indebtedness or issue any debt securities, except (A) for loans or advances between wholly owned Subsidiaries of the Company or between the Company and its wholly owned Subsidiaries or (B) obligations incurred pursuant to business credit cards in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of wholly owned Subsidiaries of the Company otherwise permitted under this Agreement; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans or advances between wholly owned Subsidiaries of the Company or between the Company and its wholly owned Subsidiaries and capital contributions in wholly owned Subsidiaries of the Company; or (iv) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create any Lien thereon (other than Permitted Liens);

(i) except (i) in order to comply with applicable Law, (ii) as required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement, or (iii) as expressly contemplated in this Agreement (including as permitted pursuant to this Section 5.2(i)) (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting of any compensation, or benefits under, any Company Benefit Plan; (B) grant to any Service Provider whose annual cash compensation exceeds $250,000 any increase in cash compensation, bonus or other benefits; (C) grant to any Service Provider any new or increased change in control, retention, severance or termination pay; (D) enter into any employment, consulting, change in control, retention, severance or termination agreement with any Service Provider (other than employment agreements with newly-hired non-officer employees or consultants in the ordinary course of business and consistent with past practice or termination agreements to obtain a release of claims from terminating employees for whom no prior severance arrangement is in place, in each case, in an amount not to exceed, and otherwise in a manner and form consistent with the disclosures set forth in Section 6.9 of the Company Disclosure Letter); or (E) terminate any employee of the Company or any of its Subsidiaries with an annual cash compensation in excess of $250,000 other than terminations for cause;

(j) acquire, sell, lease, license, sublicense, pledge, covenant not to sue or grant any release under, abandon, cancel, forfeit, dedicate to the public, fail to maintain, fail to prosecute, allow to lapse (other than any Patent expiring at the end of its statutory term in relation to which no patent term extension or supplementary protection certificate is available, and other than abandoning, forfeiting, failing to maintain, failing to prosecute or allowing to lapse, in the ordinary course of business consistent with past practice, any Company Owned Intellectual Property that would not be material to the Company and its Subsidiaries taken as a whole) assign, transfer, disclose, intentionally create any Lien on, or otherwise dispose of or grant any rights under any Company Intellectual Property, or amend, renew, terminate, sublicense, assign or modify any license or other agreement entered into by the Company or any of its Subsidiaries with respect to any Company Licensed Intellectual Property, other than the grant by the Company or any of its Subsidiaries of nonexclusive licenses to third party contractors, customers, distributors or service providers in the ordinary course of business consistent with past practice under Company Intellectual Property that is not material to the Company and its Subsidiaries taken as a whole;

(k) disclose any Trade Secrets that are material to the Company and its Subsidiaries, taken as a whole, and contained in any Company Intellectual Property to any third party, other than under confidentiality obligations binding on such third party;

(l) initiate, settle, release, waive or compromise any pending or threatened Legal Proceeding, including any claim that provides for any injunctive or other non-monetary relief, except for the settlement of any Legal Proceedings (i) (1) solely for monetary damages in an amount that do not exceed $300,000 individually or $600,000 in the aggregate and (2) without an admission of guilt; or (ii) settled in compliance with Section 6.13;

(m) except as required by GAAP, make any change in any of its accounting principles or practices;

(n) (i) make, rescind or change any material Tax election; (ii) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (iii) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment; (iv) make any material change to any accounting method or accounting period used for Tax purposes that has a material effect on Taxes; (v) file a material amended Tax Return; (vi) enter into a closing agreement with any Governmental Authority regarding any material Tax liability or assessment or (vii) take any position on any material Tax Return that is inconsistent with past practice or positions taken in preparing or filing similar Tax Returns in prior periods;

(o) incur, authorize or commit to incur any capital expenditures other than (A) expenditures that do not exceed $500,000 individually or $1,000,000 in the aggregate; or (B) in accordance with the capital budget of the Company and its Subsidiaries set forth on Section 5.2(o) of the Company Disclosure Letter;

(p) (A) amend or modify in any material respect, renew, waive any material rights under or terminate (other than renewal or termination in accordance with the terms of an existing Material Contract), any Material Contract; or (B) enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(q) maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(r) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(s) effectuate a “plant closing,” “mass layoff” (each as defined in the United States Worker Adjustment and Retraining Notification Act) or other employee layoff event affecting in whole or in part any site of employment, facility, operating unit or employee;

(t) adopt any stockholder rights plan or similar arrangement;

(u) create any Subsidiary of the Company or enter into a new line of business; or

(v) authorize, enter into or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

5.3 No Solicitation of Acquisition Proposals.

(a) No Solicitation. Subject to Section 5.3(b), during the Pre-Closing Period, the Company will cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Representatives relating to any Acquisition Proposal. Unless the Company has already so requested, promptly following the date of this Agreement, the Company will request that each Person (other than Parent and its Representatives) with whom (x) the Company or its Subsidiaries has executed a confidentiality agreement and (y) the Company or its Representatives have engaged in any discussions or negotiations within the 12 months preceding the date of this Agreement, in each case, in connection with its consideration of an Acquisition Transaction, promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of the Company or its Subsidiaries prior to the date of this Agreement in connection with such discussions or negotiations. Subject to Section 5.3(b), during the Pre-Closing Period, the Company, its Subsidiaries, Affiliates, and the Specified Representatives will not, and the Company will not authorize or direct any of its other Representatives to, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist Acquisition Proposal or any proposals that would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person or Group (other than Parent, Acquisition Sub or any of their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person or Group (other than Parent, Acquisition Sub or any of their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any third Person or Group with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 or discussing any Acquisition Proposal made by any Person or Group with such Person or Group to the extent necessary to clarify the terms of the Acquisition Proposal); (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than, in each case, an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, an “Alternative Acquisition Agreement”); or (vi) authorize or commit, or publicly propose to authorize or commit, to do any of the foregoing. During the Pre-Closing Period, the Company will not be required to enforce, and will be permitted to waive, any provision of any “standstill” or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board if the Company Board has determined that a failure to refrain from such enforcement or waiver would reasonably be expected to be inconsistent with its fiduciary duties.

(b) Permitted Conduct Related to Certain Proposals. Notwithstanding anything to contrary in this Section 5.3, from the date of this Agreement until the Company’s receipt of the Requisite Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including the Company Financial Advisor), subject to the execution and delivery of an Acceptable Confidentiality Agreement, (i) participate or engage in discussions or negotiations with; or (ii) (1) furnish any non-public information relating to the Company or any of its Subsidiaries to or (2) afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to;, in each case, any Person or Group or their respective Representatives that has made, renewed or delivered to the Company a written Acquisition Proposal after the date of this Agreement that was not solicited in breach of Section 5.3(a) if the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to be inconsistent with its fiduciary duties. During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) make available to Parent and its Representatives any non-public information concerning the Company and its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Company Board Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i) (A) withhold or withdraw (or amend, qualify or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or amend, qualify or modify in a manner adverse to Parent), the Company Board Recommendation; (B) adopt, approve, recommend or declare advisable an Acquisition Proposal, or publicly proposed to do so; (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of the occurrence of a material event or development and after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within ten (10) Business Days, then within one (1) Business Day after Parent so requests in writing) (it being understood that the Company will not be obligated to affirm the Company Board Recommendation more than once per publicly disclosed Acquisition Proposal or any material modification thereto); (D) take or fail to take any formal action or make or fail to make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or the issuance of a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board may delay taking a position with respect to an Acquisition Proposal until 5:30 p.m., Eastern time, on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such delay being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that none of (1) the determination in itself by the Company Board that an Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (2) the delivery, in itself, by the Company to Parent and its Representatives of any notice contemplated by Section 5.3(d); or (3) the making of any disclosures permitted pursuant to Section 5.3(f), will constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii) cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(d) Permissible Company Board Recommendation Change and Entry into Alternative Acquisition Agreement.

(i) Intervening Events. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event if and only if:

(1) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

(2) the Company has provided prior written notice to Parent at least four (4) Business Days in advance to the effect that the Company Board has (A) so determined and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(d)(i), which notice will describe the Intervening Event in reasonable detail; and

(3) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, until 5:00 p.m. at the end of such four (4) Business Day period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that the Company Board no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties.

(ii) Superior Proposals. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, if the Company has received a written Acquisition Proposal that the Company Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal or (B) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, in each case if and only if:

(1) the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties;

(2) the Company has complied in all material respects with its obligations pursuant to this Section 5.3(d)(ii) with respect to such Acquisition Proposal (and any prior Acquisition Proposal, proposal or inquiry by the Person or Group making such Acquisition Proposal);

(3) the Company has provided prior written notice to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board has (A) received a written Acquisition Proposal that has not been withdrawn; (B) concluded in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to Section 8.1(h), which notice will describe the basis for such Company Board Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, the material terms of such Acquisition Proposal and include copies of all relevant documents relating to such Acquisition Proposal; and

(4) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, until 5:00 p.m. on the last day of the Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent that Parent requests to negotiate) to make such adjustments to the terms and conditions of this Agreement and the Transaction Documents so that such Acquisition Proposal would cease to constitute a Superior Proposal, it being understood that (a) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(4) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being two (2) Business Days); and (b) at the end of the Notice Period, the Company Board must have in good faith (after consultation with its financial advisor and outside legal counsel) reaffirmed its determination that such Acquisition Proposal is a Superior Proposal.

(e) Notice to Parent. During the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if an Acquisition Proposal, or inquiry or request that would reasonably be expected to lead to an Acquisition Proposal, is received by, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of the Specified Representatives or, to the Knowledge of the Company, any of its other Representatives with respect to an Acquisition Proposal or any such inquiry or request. Such notice must include (A) the identity of the Person or Group making such Acquisition Proposal, inquiry or request; and (B) a summary of the material terms and conditions thereof and, if in writing, a copy thereof. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of, any other material developments regarding, any such Acquisition Proposal, inquiry or request (including any amendments thereto) and the status of any such discussions or negotiations, including by providing copies of all written materials received by the Company or any of its Representatives from the Person or Group making such Acquisition Proposal, inquiry or request or its Representatives relating to such Acquisition Proposal, inquiry or request.

(f) Permitted Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board from (A) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including making a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (B) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (C) making any disclosure to the Company Stockholders (including factually accurate disclosure regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board, after consultation with its outside legal counsel, has determined in good faith is required by applicable Law; provided, however, that in no event will the Company or the Company Board effect a Company Board Recommendation Change except in compliance with Section 5.3(d). It is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board that (x) the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law and (y) (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person or Group making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not, in any case, be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(g) Breach by Representatives. The Company agrees (i) any action taken by any director, executive officer, outside legal counsel or Affiliate of the Company or by the Financial Advisor (collectively, the “Specified Representatives”) that, if taken by Company, would constitute a breach of any provision set forth in this Section 5.3 shall be deemed to constitute a breach of such provision by the Company; and (ii) if the Company is made aware of an action by any of its Representatives (other than the Specified Representatives) that would constitute a breach of any provision of this Section 5.3 if taken by the Company and the Company does not use its reasonable best efforts to prohibit or terminate such action, then such action will be deemed to constitute a breach by the Company of this Section 5.3.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Efforts; Required Action and Forbearance.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, no later than the Termination Date, the Merger, including by using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied no later than the Termination Date;

(ii) (1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii) (1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications, in each case pursuant to any Material Contracts in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Merger; and

(iv) deliver all notifications, documents, instruments and agreements necessary in connection with the treatment of the Company Warrants contemplated by Section 2.9.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, except with the prior written consent of Parent, neither the Company nor any of its Subsidiaries will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Regulatory Filings.

(a) Filings Under the HSR Act and Other Applicable Regulatory Laws. Without limiting the generality of Section 6.1, each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, will use (and will cause its respective Affiliates to use) their respective reasonable best efforts to file (i) a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act with the FTC and the Antitrust Division of the DOJ within ten (10) Business Days following the date of this Agreement; and (ii) as promptly as practicable following the date of this Agreement, comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority as may be necessary, proper, or advisable to effectuate the Merger pursuant to other Regulatory Laws. Each of Parent and the Company will (and will cause each of its respective Representatives, as applicable, to) (A) cooperate and coordinate with the other in the making of such filings; (B) use its respective reasonable best efforts to supply the other (or cause the other to be supplied) any information that may be required in order to make such filings; (C) use its respective reasonable best efforts to supply (or cause the other to be supplied) with any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use its respective reasonable best efforts to take all action necessary to, as soon as reasonably practicable (and in any event prior to the Termination Date), (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Regulatory Laws applicable to the Merger; and (2) obtain any required approvals, consents, and clearances pursuant to any Regulatory Laws as may be necessary, proper, or advisable to effectuate the Merger and to remove any court or regulatory orders under any Regulatory Laws impeding the ability to consummate the Merger by the Termination Date. Each Party shall, after consultation with the other Party, use reasonable best efforts to certify compliance with any request for additional information or documentary material from any Governmental Authority with respect to the Merger pursuant to the HSR Act or any other Regulatory Laws applicable to the Merger.

(b) Cooperation. In furtherance and not in limitation of the foregoing, the Company, Parent and Acquisition Sub will (and will cause each of their respective Affiliates, as applicable, to), subject to any restrictions under applicable Law, (i) promptly notify the other Parties of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any material communication received by such Person from a Governmental Authority in connection with the Merger and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Merger to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Merger and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver; (B) the expiration of any waiting period; (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Law; and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Merger; and (iii) not independently participate in any meeting, hearing, proceeding or discussions with or before any Governmental Authority in respect of the Merger without giving the other Parties reasonable prior notice of such meeting, hearing, proceeding or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company, Parent and Acquisition Sub may designate any non-

public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information will not be shared with the Representatives of the other Party without approval of the Party providing the non-public information. Each of the Company, Parent and Acquisition Sub may redact any valuation and related information before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis. Without limiting Section 6.2(a), including the obligation to make the filings contemplated by clause (i) of Section 6.2(a), Parent shall, on behalf of the Parties, control and direct all aspects of the Parties’ efforts to obtain the required approvals under the applicable Regulatory Laws, including making the final determination as to the appropriate strategy relating to any matters relating to the applicable Regulatory Laws, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority; provided, that Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

6.3 Proxy Statement and Other Required SEC Filings.

(a) Preparation. Subject to Parent’s timely compliance with Section 6.3(b), as promptly as reasonably practicable after the date of this Agreement but in no event later than ten (10) Business Days from the date of this Agreement), the Company will prepare and file with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”). Except in connection with a Company Board Recommendation Change or thereafter, Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement (including all amendments and supplements thereto and including any response to any comments (including oral comments) of the SEC or its staff with respect thereto) prior to the filing thereof with the SEC and the Company shall give reasonable consideration to any such comments made by Parent or its counsel. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments (including oral comments) received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule Proxy Statement. Subject to Section 5.3 and unless a Company Board Recommendation Change has been made in accordance with Section 5.3, the Company will (i) include the Company Board Recommendation and the fairness opinion of the Company Financial Advisor referred to in Section 3.3(b) in the Proxy Statement; and (ii) use reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval. Promptly following the (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders. The Company shall cause the Proxy Statement to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Acquisition Sub expressly for inclusion or incorporation by reference in the Proxy Statement. Each of Parent, Acquisition Sub and the Company: (i) shall promptly respond to any comments (including oral comments) of the SEC or its staff with respect to the Proxy Statement and (B) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, promptly correct any information provided by it for use in the Proxy Statement to the extent that such information shall be or shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause the Proxy Statement, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of Company Common Stock.

(b) Parent Cooperation. Parent and Acquisition Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel all information concerning the Parent or their respective Affiliates that may be required or reasonably requested in connection with the Proxy Statement or any action contemplated by this Section 6.3(b).

(c) No Amendments to Proxy Statement. Subject to Section 5.3 and unless Company Board Recommendation Change made in accordance with Section 5.3, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(d) Other Required Company Filings. If the Company determines that it is required to file any document, other than the Proxy Statement, with the SEC in connection with the Merger pursuant to applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will cause any Other Required Company Filing to (i) comply in all material respects with the Exchange Act and the rules and regulations of the SEC and Nasdaq and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Acquisition Sub expressly for inclusion or incorporation by reference in such Other Required Company Filing. Except in connection with a Company Board Recommendation Change or thereafter, the Company may not file any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give reasonable consideration to any such comments made by Parent or its counsel.

(e) Other Required Parent Filings. If Parent or Acquisition Sub determines that it is required to file any document (other than any Form 20-F or Form 6-K under the Exchange Act), with the SEC as a result of the Merger pursuant to applicable Law (an “Other Required Parent Filing”), then Parent and Acquisition Sub will use their respective reasonable best efforts to promptly prepare and file such Other Required Parent Filing with the SEC. Parent and Acquisition Sub will cause any Other Required Parent Filing to (i) comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent or Acquisition Sub with respect to information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in such Other Required Parent Filing. Neither Parent nor Acquisition Sub may file any Other Required Parent Filing with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions or changes suggested by the Company or its counsel.

(f) SEC Correspondence. The Parties will notify each other as promptly as practicable of the receipt of any comments, whether written or oral, from the SEC and of any request by the SEC for amendments or supplements to any Other Required Company Filing or any Other Required Parent Filing, or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings. The Parties will use their respective reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement, as promptly as practicable after the receipt thereof.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with applicable Law, the Charter and the Bylaws to establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournment, postponement or other delay thereof, the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of (i) seeking the Requisite Stockholder Approval; (ii) in accordance with Regulation 14A under the Exchange Act, seeking advisory approval of a proposal in connection with a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger; and (iii) a customary proposal to adjourn the Company Stockholder Meeting. The Company shall comply with all legal requirements applicable to such meeting and shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the definitive Proxy Statement. Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting and submit the Merger and the adoption of this Agreement for the approval of the Company Stockholders at the Company Stockholder Meeting whether or not a Company Board Recommendation Change shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board or the Company’s Representatives or the Company Stockholders.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Company Stockholder Meeting if (i) there are holders of insufficient shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (ii) and solely to the extent the Company is required to do so to comply with applicable Law, order or a request from the SEC (provided that the Company shall consult with Parent as reasonably practicable prior to any such postponement or adjournment); or (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders. Without the prior written consent of Parent, the Company Stockholder Meeting will not be postponed or adjourned by more than 5 Business Days at a time without the prior written consent of Parent, except as otherwise provided in Section 6.4(b)(ii). In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent, unless required by applicable Law (including in connection with any postponement of the meeting permitted in accordance with the prior sentence).

(c) Matters to be Considered. Without the prior written consent of Parent, the adoption of this Agreement and the approval of the Merger and the proposals described in Section 6.4(a)(ii) and Section 6.4(a)(iii) shall be the only matters that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.

6.5 Anti-Takeover Laws. Neither Parent nor the Company will take any action that would be reasonably expected to cause any “takeover” Law to become applicable to this Agreement or the Merger, and each of Parent, the Company and the Company Board will (a) take all reasonable actions within their power to ensure that no “anti-takeover” Law is or becomes applicable to the Merger; and (b) if any “anti-takeover” Law is or becomes applicable to the Merger, use their reasonable best efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to lawfully eliminate or minimize the effect of such Law on the Merger.

6.6 Access. During the Pre-Closing Period, the Company will, and will cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company and its Subsidiaries and promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the business of the Company and such additional information regarding the Company as Parent may reasonably request, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; or (d) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand provided, however, that, in such instances, the Company shall inform Parent of the general nature of the information being withheld and, upon Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (a) through (d). Nothing in this Section 6.6 will be construed to require any advisors (including any legal counsel, financial advisors or accountants) of the Company or its Subsidiaries to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.6 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable and generally applicable security measures, health and safety measures, and will not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including any Phase I or Phase II environmental assessments. Notwithstanding anything to the contrary in this Agreement, the Company may satisfy its obligations set forth in this Section 6.6 by electronic means if reasonably practicable if physical access is not permitted under applicable Law as a result or COVID-19 or any COVID-19 Measures. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. No access or investigation hereunder shall affect the representations, warranties, covenants or agreement of the Company or the conditions or obligations of the Parties under this Agreement and shall not limit or otherwise affect the rights or remedies available hereunder.

6.7 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. Each of the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, its obligations pursuant to any indemnification agreements between it and any of its current or former directors or officers (and any person who becomes a director, officer or employee of it prior to the Effective Time) (collectively, the “Indemnified Persons”) set forth on Section 6.8 of the Company Disclosure Letter or that use the same form in all material respects as the form of indemnification agreement filed with the SEC Reports. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, each of the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause its certificate of incorporation, bylaws and other similar organizational documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws or the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement. During such six-year period or such period in which an Indemnified Person is asserting a claim for indemnification pursuant to Section 6.8(b), whichever is longer, such provisions may not be repealed, amended or otherwise modified in any manner adverse to any applicable Indemnified Persons except as required by applicable Law.

(b) Indemnification Obligation. Without limiting the generality of Section 6.8(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, in accordance with provisions set forth in the Charter, the Bylaws or the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date of this Agreement, or pursuant to any indemnification agreements with the Company or any of its Subsidiaries in effect as of the date of this Agreement, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Acquisition Sub with respect to the Merger (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered the Surviving Corporation or any of its Subsidiaries insolvent). Notwithstanding the foregoing, if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.8(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In connection with any Legal Proceeding of the type contemplated by this Section 6.8(b), (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) to the extent required in the applicable organizational documents or pursuant to any indemnification agreements with the Company or any of its Subsidiaries in effect as of the date of this Agreement, (1) the fees and expenses of any counsel retained by any Indemnified Person in connection with such Legal Proceeding will be paid by the Surviving Corporation; and (2) upon receipt of an undertaking by or on behalf of such Indemnified Person to repay any amount if it is ultimately determined that such Indemnified Person is not entitled to indemnification, the Surviving Corporation will advance all reasonable fees and expenses (including reasonable fees and expenses of counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (C) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible).

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the D&O Insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.8(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300 percent of the amount paid by the Company for coverage for its last full fiscal year (such 300 percent amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, and in lieu of maintaining the D&O Insurance pursuant to this Section 6.8(c), the Company may (and, at Parent’s request, shall use reasonable best effort to) purchase a prepaid “tail” policy (the “Tail Policy”) with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier so long as the annual cost for the Tail Policy does not exceed the Maximum Annual Premium, it being understood that if the aggregate cost would exceed that limit, the Company may purchase as much coverage as reasonably practicable up to such limit. If the Company purchases the Tail Policy prior to the Effective Time, then the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain the Tail Policy in full force and effect and continue to honor its obligations thereunder for so long as the Tail Policy is in full force and effect.

(d) Successors and Assigns. Proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8 if Parent, the Surviving Corporation or any of their respective successors or assigns either (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person.

(e) No Impairment; Third Person Beneficiary Rights. The obligations set forth in this Section 6.8 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person (and his or her heirs and representatives) who is a beneficiary pursuant to the D&O Insurance or the Tail Policy) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement. The rights of the Indemnified Persons (and other persons (and his or her heirs and representatives) who are beneficiaries pursuant to the D&O Insurance or the Tail Policy) pursuant to this Section 6.8 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law.

(f) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.9 Employee Matters.

(a) Existing Arrangements. From and after the Effective Time and for so long as necessary in accordance with the terms thereof, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) honor all of the written severance arrangements contained in employment agreements and transition agreements between the Company and any individual Service Provider in effect as of the date hereof, in the form provided to Parent as of the date hereof, and disclosed on Section 6.9(a) of the Company Disclosure Letter (the “Severance Agreements”). Notwithstanding the foregoing but subject to Section 6.9(c), nothing will prohibit the Surviving Corporation from amending or terminating any such Company Benefit Plans or Severance Agreements in accordance with their terms.

(b) Employment; Benefits. The Surviving Corporation or one of its Subsidiaries will (and Parent will cause the Surviving Corporation or one of its Subsidiaries to) continue the employment of all employees of the Company and its Subsidiaries as of the Effective Time by taking such actions, if any, as are required by applicable Law. For one year following the Effective Time (or, if earlier, through the applicable Continuing Employee’s termination of employment) (the “Comparability Period”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) either (i) maintain for the benefit of each Continuing Employee the Company Benefit Plans and any other employee benefit plans or other compensation arrangements (other than the opportunity to participate in equity-based benefits and post-employment welfare benefits) of the Surviving Corporation or any of its Subsidiaries (the “Company Plans”) on terms and conditions that are no less favorable in the aggregate than those in effect at the Company or its Subsidiaries immediately prior to the Effective Time; (ii) provide compensation and benefits (other than the opportunity to participate in equity-based benefits, and post-employment welfare benefits) to each Continuing Employee that are no less favorable in the aggregate than the compensation and benefits (other than the opportunity to participate in equity-based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”); or (iii) provide some combination of Company Plans and Comparable Plans such that each Continuing Employee receives compensation and benefits (other than opportunity to participate in equity-based benefits and post-employment welfare benefits) that are no less favorable in the aggregate than the compensation and benefits (other than the opportunity to participate in equity-based benefits and post-employment welfare benefits) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation and target incentive compensation opportunity will not be decreased during the Comparability Period below the level applicable as of immediately prior to the Effective Time for any Continuing Employee employed during that period. For purposes of this Section 6.9(b), the portion of compensation and benefits attributable to termination entitlements to a Continuing Employee applicable as of immediately prior to the Effective Time shall be as reflected on Section 6.9(b) of the Company Disclosure Letter or in a Severance Agreement, as applicable.

(c) New Plans. At or after the Effective Time, Parent will use commercially reasonable efforts to, or cause the Surviving Corporation or any other Subsidiary of Parent to, cause to be granted to the Continuing Employees credit for all service with the Company and its Subsidiaries prior to the Effective Time and with Parent, the Surviving Corporation, and any of their Subsidiaries on or after the Effective Time, for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual but excluding equity-based benefits, and post-employment welfare benefits) (it being understood that it shall not be deemed to be commercially unreasonable for Parent to, or to cause the Surviving Corporation to, provide credit for all such services for purposes of the severance as contemplated in Section 6.9(b) of this Agreement and the Company Disclosure Letter), except in each case that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent will use commercially reasonable efforts to, or to cause the Surviving Corporation or any Subsidiaries of Parent to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by Parent and its Subsidiaries (other than the Company Plans) (such plans, the “New Plans”) to the extent that coverage pursuant to any New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability or other welfare benefits to any Continuing Employee, cause all waiting periods, pre-existing conditions or limitations, physical examination requirements, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, (iii) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, co-payments, coinsurance, offset and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time will be credited to such Continuing Employee following the Effective Time, will not be subject to accrual limits or other forfeiture and will not limit future accruals.

(d) No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, neither this Section 6.9 nor any provisions of this Agreement relating to Company Benefit Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 6.9, require Parent, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any Company Plan or prevent the amendment, modification, suspension or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan or Parent employee benefit plan.

(e) Employee Communications and Consultations. From and after the date hereof until the Closing Date, the Company shall give Parent the opportunity to review and approve of any broad-based communications to be distributed to or shared with Service Providers relating to the transactions contemplated by this Agreement or terms of employment.

6.10 Obligations of Acquisition Sub. Parent will take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Acquisition Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.11 Notification of Certain Matters.

(a) Notification by the Company. During the Pre-Closing Period, the Company will give prompt notice to Parent (i) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any material failure by the Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, or (ii) upon receipt of any written notice from any third party alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement that, if required and not obtained, would be material to the Company and its Subsidiaries. No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.11(a).

(b) Notification by Parent. During the Pre-Closing Period, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement. No such notification will affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.11(b).

(c) Impact of Non-Compliance. The failure of the Company or Parent to comply with this Section 6.11 will not be taken into account for purposes of determining whether any conditions set forth Article VII have been satisfied.

6.12 Public Statements and Disclosure. The initial press release concerning this Agreement and the Merger will be a joint press release reasonably acceptable to the Company and Parent and will be issued promptly following the execution and delivery of this Agreement. Thereafter, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand (in each case, unless the Company Board (or a committee thereof) has made a Company Board Recommendation Change) will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in each case to the extent relating to this Agreement or the Merger. Notwithstanding the foregoing, neither Parent nor the Company will be obligated to engage in such consultation with respect to communications that are (i) required by applicable Law; (ii) principally directed to employees, suppliers, customers, partners, analysts, financial media, investors, shareholders or vendors so long as such communications are consistent with, and do not include additional information than was not disclosed in, previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (iii) principally related to a Superior Proposal or Company Board Recommendation Change; or (iv) with respect to any Legal Proceedings among the Parties or their respective Affiliates related to this Agreement or the Transaction Documents.

6.13 Transaction Litigation. During the Pre-Closing Period, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.13, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company and Parent may offer comments or suggestions with respect to such Transaction Litigation (which comments and suggestions shall be given reasonable consideration by the Company) but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

6.14 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.15 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Acquisition Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.16 Parent Vote at Acquisition Sub. Promptly following the execution and delivery of this Agreement, Parent shall cause this Agreement to be adopted by GlaxoSmithKline LLC (in its capacity as sole stockholder of Acquisition Sub) in accordance with applicable Law and the certificate of incorporation and bylaws of Acquisition Sub and shall cause GlaxoSmithKline LLC (in its capacity as sole stockholder of Acquisition Sub) to deliver to Acquisition Sub (with a copy also sent to the Company) a written consent adopting this Agreement in accordance with the DGCL.

6.17 Payoff Letters. The Company shall deliver to Parent and Acquisition Sub no later than two (2) Business Days prior to the Closing Date a payoff letter with respect to the Oxford Finance Loan Agreement in form and substance customary for transactions of this type and reasonably acceptable to Parent, from the collateral agent under the Oxford Finance Loan Agreement (the “Payoff Letter”), which Payoff Letter together with any related release documentation shall, among other things, include the amount required to pay in full the obligations (other than customary indemnification obligations that survive termination) under the Oxford Finance Loan Agreement (together with any associated costs, expenses or other amounts required to be paid in connection with payoff, the “Debt Payoff Amount”) and provide that encumbrances (and any guarantees) granted in connection therewith relating to the assets, rights and properties of the Company securing such indebtedness and any other obligations secured thereby, shall, upon the payment of the Debt Payoff Amount set forth in such Payoff Letter be released and terminated. On the Closing Date, Parent shall effect or cause to be effected the repayment in full of all obligations under the Oxford Finance Loan Agreement in accordance with the Oxford Finance Loan Agreement and the Payoff Letter.

6.18 Regulatory Matters.

(a) During the Pre-Closing Period, the Company shall, to the extent permissible under applicable Law, inform Parent of, and provide Parent with a reasonable opportunity to review and comment on, in advance, any material filing proposed to be made by or on behalf of the Company or any of its Subsidiaries with respect to any Product, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any Specified Governmental Authority by or on behalf of the Company or any of its Subsidiaries.

(b) During the Pre-Closing Period, the Company shall, to the extent permissible under applicable Law, reasonably promptly (and in any event within three (3) Business Days upon discovery by the Company) notify Parent in writing of (i) any material FDA Form 483, Warning Letter, untitled letter, or other similar material correspondence or notice from the FDA or any other applicable Specified Governmental Authority alleging or asserting material noncompliance with any applicable Laws or Regulatory Permits received by the Company, its Subsidiaries, or to the Knowledge of the Company, any of their respective contract manufacturers with respect to the Products (ii) any written notices, correspondence, or other communication from any institutional review board, the FDA, or any applicable Specified Governmental Authority, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or any of its Subsidiaries, (iii) any Legal Proceedings (whether complete or pending) seeking the recall, withdrawal, suspension or seizure of any Product or (iv) any written notice or other communication from any applicable Specified Governmental Authority (A) withdrawing or placing any of the Products on “clinical hold” or requiring the termination or suspension or investigation of any pre-clinical studies or clinical trials of the Products or (B) alleging any material violation of any applicable Law.

6.19 Director Resignations. To the extent requested by Parent at least five (5) Business Days in advance of the Closing, the Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent at the Closing of the resignation of the directors of the Company and its Subsidiaries (other than directors of the Subsidiaries of the Company whom Parent informs shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

6.20 Black Scholes Value Calculation. Set forth on Section 6.20 of the Company Disclosure Letter is the Company’s good faith estimate of the Black Scholes Value (as defined in the Series A Warrant). Subject to the terms of Company Series A Warrants, the Company and Parent agree to use their respective reasonable best efforts to cause the amounts to be paid pursuant to Section 2.9(a)(i) to be calculated in accordance with the methodology set forth on Section 6.20 of the Company Disclosure Letter.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting;

(b) Regulatory Approval. The waiting periods (and any extensions thereof), if any, applicable to the Merger pursuant to the HSR Act will have expired or otherwise been terminated, or all requisite consents pursuant thereto will have been obtained; and

(c) No Prohibitive Injunctions or Laws. No (i) temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction will be in effect, (ii) legal or regulatory restraint or prohibition by any Governmental Authority of competent jurisdiction will be in effect, and (iii) Law will have been enacted, entered, enforced or applied to the Merger, that, in the case of each of the foregoing clauses (i), (ii) or (iii), prevents or materially impairs the consummation of the Merger.

7.2 Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) other than the representations and warranties listed in Section 7.2(a)(ii) and Section 7.2(a)(iii), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and at the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that have not had, and would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate;

(ii) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.7(e) and Section 3.26 of the Agreement that (A) are not qualified by Company Material Adverse Effect will be true and correct in all material respects as of Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect will be true and correct (without disregarding such Company Material Adverse Effect qualifications) as of the date of the Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date);

(iii) the representations and warranties set forth in Section 3.7(a), Section 3.7(b) will be true and correct as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date, except for de minimis inaccuracies (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct, except for de minimis inaccuracies, as of such earlier date);

(iv) the representations and warranties set forth in Section 3.7(c) and Section 3.7(d) will be true and correct as of the date of the Agreement and at and as of the Expiration Date as if made on and as of the Expiration Date, except for inaccuracies that would have a de minimis impact relative to the amount of consideration payable by Parent or Acquisition Sub pursuant to Article II in the aggregate (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct, except for inaccuracies that would have a de minimis impact relative to the amount of consideration payable by Parent or Acquisition Sub pursuant to Article II in the aggregate, as of such earlier date);

(v) the representations and warranties set forth in Section 3.12(a) will be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date;

(b) the Company will have performed and complied in all material respects with all covenants, obligations and conditions of the Agreement required to be performed and complied with by it on or prior to the Closing Date;

(c) no Company Material Adverse Effect will have occurred since the date of this Agreement;

(d) Parent and Acquisition Sub shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement will be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures (considered collectively) to be true and correct that would not have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Acquisition Sub. Parent and Acquisition Sub will have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed and complied with by Parent and Acquisition Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Acquisition Sub, validly executed for and on behalf of Parent and Acquisition Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4 Frustration of Closing Conditions. None of Parent, Acquisition Sub or the Company may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of a condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the requisite efforts to cause the Closing to occur as required by this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, whether before or after the receipt of the Requisite Stockholder Approval (except as provided in this Agreement), only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company if any (i) permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prevents or materially impairs the consummation of the Merger and has become final and non-appealable; or (ii) Law is enacted, entered, enforced or applied to the Merger that prevents or materially impairs the consummation of the Merger, except, in each case, that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (it being understood that a breach of this Agreement by Acquisition Sub will be deemed to be a breach by Parent for purposes hereof)) has been the primary cause of, or primarily resulted in, (A) such injunction, judgment, order, restraint, prohibition or action being issued or in effect and becoming final and non-appealable, or (B) such Law being issued, in effect, taken, enacted, entered, enforced or applied;

(c) by either Parent or the Company if the Effective Time shall not have occurred by 11:59 p.m., New York City time, on October 10, 2022 (such time and date, as it may be extended pursuant to the terms of this Agreement, the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to (i) the Company, if Parent has the valid right to terminate this Agreement pursuant to Section 8.1(e), (ii) Parent, if the Company has the valid right to terminate this Agreement pursuant to Section 8.1(g); or (iii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (it being understood that a breach of this Agreement by Acquisition Sub will be deemed to be a breach by Parent for purposes hereof)) has been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred prior to the Termination Date (including by resulting in a failure of any conditions to the Merger set forth in Article VII);

(d) by either Parent or the Company if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting at which a vote is taken on the adoption of this Agreement; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (it being understood that a breach of this Agreement by Acquisition Sub will be deemed to be a breach by Parent for purposes of this Agreement)) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting;

(e) by Parent if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.2, except that if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if (i) such breach or failure to perform has been cured prior to termination or (ii) Parent is then in breach in any material respect of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by Parent prior to the receipt of the Requisite Stockholder Approval if (i) a Company Board Recommendation Change has occurred, (ii) the Company has entered into any Alternative Acquisition Agreement, or (iii) a Willful Breach of Section 5.3 has occurred;

(g) by the Company if Parent or Acquisition Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 7.1 or Section 7.3, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if (i) such breach or failure to perform has been cured prior to termination or (ii) the Company is then in breach in any material respect of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(h) by the Company prior to the receipt of the Requisite Stockholder Approval if (i) the Company has received a Superior Proposal; (ii) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by that Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3(d)(ii) with respect to such Superior Proposal and (iv) the Company pays, or causes to be paid, to Parent or its designee the Company Termination Fee pursuant to Section 8.3(b)(iii).

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties. Following the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party or it Representatives to the other Parties, as applicable, except, and subject in all respects to this Section 8.2, that Section 6.12, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, but subject to Section 8.3, nothing in this Agreement will relieve any Party from any liability for Fraud or Willful Breach of this Agreement prior to the termination of this Agreement (which liability the Parties acknowledge and agree (i) may not be limited to reimbursement of expenses or out-of-pocket costs; and (ii) will be determined in the discretion of the Chosen Court). No termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which will survive the termination of this Agreement in accordance with its terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except as set forth in Section 2.10(d), Parent will be responsible for, and pay or cause to be paid, all Transfer Taxes.

(b) Company Payments.

(i) Future Transactions. If (A) this Agreement is validly terminated pursuant to (x) Section 8.1(c) or Section 8.1(d) and, at the time of such termination, the conditions set forth Section 7.1(b) or Section 7.1(c) have been satisfied; or (y) Section 8.1(e) as a result of the Company having failed to perform any of its covenants contained in this Agreement; (B) following the execution and delivery of this Agreement and prior to such termination, an Acquisition Proposal has been publicly announced or publicly disclosed (or, in the case of a termination pursuant to Section 8.1(e), disclosed to the Company Board) and not withdrawn; and (C) within one year of such termination, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction and such Acquisition Transaction is subsequently consummated, then the Company will, concurrently with the consummation of such Acquisition Transaction, pay or cause to be paid to Parent or its designee an amount equal to the Company Termination Fee by wire transfer of immediately available funds to the account or accounts designated by Parent. For purposes of this Section 8.3(b)(i), all references to “15 percent” in the definition of “Acquisition Transaction” will be deemed to be references to “50 percent.”

(ii) Company Board Recommendation Change. If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must, within two (2) Business Days following such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account or accounts designated by Parent.

(iii) Superior Proposal. If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must, concurrently with such termination, pay or cause to be paid to Parent or its designee the Company Termination Fee by wire transfer of immediately available funds to the account or accounts designated by Parent.

(c) Single Payment Only; Liquidated Damages. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. The Parties acknowledge and agree that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee is payable are uncertain and incapable of accurate calculation; and (iii) without these agreements, the Parties would not enter into this Agreement. Therefore, the Company Termination Fee if, as and when required to be paid pursuant to this Section 8.3 will not constitute a penalty but rather liquidated damages in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger.

(d) Sole and Exclusive Remedy. Except in the event of Fraud or Willful Breach, (i) if this Agreement is validly terminated pursuant to Section 8.1, Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 8.3(b) will be the sole and exclusive remedies of Parent, Acquisition Sub and their respective Representatives against the Company and its Representatives in respect of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, the termination of this Agreement, or the failure to consummate the Merger and (ii) upon payment of the Company Termination Fee, none of the Company nor its Representatives will have any further liability or obligation to Parent, Acquisition Sub, any of their respective Representatives or any other Person relating to or arising out of this Agreement, the Transaction Documents, the transactions contemplated by this Agreement or the Transaction Documents, or for any matters forming the basis of such termination.

(e) Payment Default. If the Company fails to promptly pay any amount to the extent owed pursuant to Section 8.3(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for, or the Company otherwise pays, the amount set forth in Section 8.3(b) or any portion thereof, then the Company will pay or cause to be paid to Parent the reasonable and document out-of-pocket costs and expenses (including reasonably and documented attorneys’ fees) of such party in connection with such Legal Proceeding, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published by The Wall Street Journal or other authoritative source on the date that such payment or portion thereof was required to be made) plus three percent through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices.

(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand or by fax; or (iv) on the date sent by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.2 or (B) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 9.2 (excluding “out of office” or other automated replies)). In each case, the intended recipient is set forth below:

if to Parent, Acquisition Sub or the Surviving Corporation to:

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex, United Kingdom

Attn: Chief Financial Officer

Fax: +44 0208 047 6904

Email: iain.mackay@gsk.com

with an additional copy (which will not constitute notice) to:

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex, United Kingdom

Attn: Senior Vice President and General Counsel

Senior Vice President and Company Secretary

Fax: +44 0208 047 6904

Email: james.r.ford@gsk.com

victoria.a.whyte@gsk.com

and

Cleary Gottlieb Steen & Hamilton LLP

650 California Street

San Francisco, California 94108

Attn: Benet O’Reilly

Email: boreilly@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn: Kimberly Spoerri

Email: kspoerri@cgsh.com

if to the Company (prior to the Effective Time) to:

Sierra Oncology, Inc.

1820 Gateway Drive, Suite 110

San Mateo, California 94404

Attn: General Counsel, Chief Compliance Officer and Secretary

Email: cthomson@sierraoncology.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market, Spear Tower, Suite 3300

San Francisco, California 94105

Attn: Robert Ishii

Remi Korenblit

Michael Nordtvedt

Fax: (650) 493-6811

Email: rishii@wsgr.com

rkorenblit@wsgr.com

mnordtvedt@wsgr.com

(b) Additional Procedures. Rejection or other refusal to accept any notice properly delivered hereunder, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.2 as of the date of rejection, refusal or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 9.2 through a notice given in accordance with this Section 9.2, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company (pursuant to authorized action by the Company Board), except that if the Company has received the Requisite Stockholder Approval, then no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without receiving such approval.

9.4 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

9.5 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Acquisition Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving Parent or Acquisition Sub or other disposition of all or substantially all of the assets of Parent, Acquisition Sub or the Surviving Corporation; or (b) to any of their respective Affiliates. It is understood and agreed that, in each case, such assignment shall not impede or delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Company Common Stock, Company Options and Company Warrants pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.

9.6 Confidentiality. Parent, Acquisition Sub and the Company acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Each of Parent, Acquisition Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Acquisition Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Acquisition Sub agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were the counterparty thereto.

9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement, the Support Agreements and the Company Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Effective Time and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.

9.8 Third Party Beneficiaries. Except as set forth in Section 6.8 and this Section 9.8, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement, except (a) as set forth in or contemplated by Section 6.8; and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock, Company Options, and Company Warrants to receive the consideration set forth in Article II.

9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Remedies.

(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Merger) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement (including specific performance to cause the other Parties to consummate the Merger, subject to the satisfaction or waiver of the conditions set forth in Article VII); (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) No Objections; Cooperation. The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Acquisition Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Parties pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it will use reasonable best efforts to cooperate with the other Parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

9.11 Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

9.12 Consent to Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.12 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Merger and the other transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

9.14 Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

9.15 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.

[Signature page follows.]

The Parties are signing this Agreement on the date stated in the introductory clause.

GLAXOSMITHKLINE PLC

By:	/s/ John Sadler
Name: John Sadler
Title: Authorized Representative

ORIKUM ACQUISITION INC.

By:	/s/ Hatixhe Hoxha
Name: Hatixhe Hoxha
Title: Assistant Secretary

SIERRA ONCOLOGY, INC.

By:	/s/ Stephen G. Dilly
Name: Stephen G. Dilly, MBBS, PhD
Title: President & Chief Executive Officer

Exhibit 10.1

Execution Version

SUPPORT AGREEMENT

SUPPORT AGREEMENT, dated as of April 12, 2022 (this “Agreement”), among GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“Parent”), Orikum Acquisition Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Acquisition Sub”), Sierra Oncology, Inc. (the “Company”) and the stockholders set forth on Schedule A hereto (the “Stockholders”). Parent, Acquisition Sub, the Company and the Stockholders are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner of the number of shares of Company Common Stock (the “Shares”) (such record and/or beneficial ownership, to “Own”, be the “Owner” of or be “Owned” by), if any, in each case set forth on Schedule A opposite such Stockholder’s name (all such Shares set forth or required to be set forth on Schedule A opposite such Stockholder’s name, together with any Shares that are hereafter issued to or otherwise acquired by such Stockholder prior to the valid termination of this Agreement in accordance with Section 6.1, including for the avoidance of doubt any Shares as to which such Stockholder acquires beneficial ownership after the date hereof and prior to the Effective Time, including any Shares acquired by purchase, stock dividend, distribution, stock split, split-up, merger, consolidation, reorganization, recapitalization, combination or similar transaction or issued upon the exercise of any options, warrants, the conversion of any convertible securities, pursuant to the settlement of any restricted stock, or otherwise, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Acquisition Sub and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, but only if amended in accordance with the terms thereof and hereof, as applicable, the “Merger Agreement”), which provides, among other things, for the Merger of Acquisition Sub with and into the Company, in each case, on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to Parent’s and Acquisition Sub’s willingness to enter into the Merger Agreement, the Stockholders, with respect to the Subject Securities (as defined below), has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Acquisition Sub, the Company and the Stockholders hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1 Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby agrees that, during the time this Agreement is in effect, unless and until this Agreement has been validly terminated in accordance with Section 6.1, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, each Stockholder shall (a) appear at each such meeting or otherwise cause such Stockholder’s Subject Shares with respect to which such Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum; and (b) in each case to the fullest extent that each Stockholder’s Subject Shares are entitled to vote thereon, to vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares: (i) in favor of the adoption of the Merger Agreement and the approval of the Merger; (ii) in favor of any adjournment, recess, delay or postponement recommended by the Company (and not publicly opposed by Parent) with respect to any stockholder meeting with respect to the Merger Agreement; (iii) against the adoption or approval of any Acquisition Proposal; and (iv) against any other proposed action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to prevent, materially impair or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including any merger, consolidation or other business combination involving the Company (other than the Merger).

Section 1.2 Other Matters. Each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in Section 1.1 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent, Acquisition Sub and the Company, that:

Section 2.1. Authorization; Binding Agreement. Such Stockholder has the requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. The execution and delivery of this Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution, and delivery hereof by each of Parent, Acquisition Sub and the Company, constitutes a legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable laws affecting creditors’ rights generally and to general principles of equity. If such Stockholder is married and the Subject Securities hereto constitute community property under applicable law, this Agreement (or a spousal consent regarding this Agreement) has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.

Section 2.2. Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) if such Stockholder is an entity, violate, contravene, or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any Consent, authorization, Permit of, action by, or filing with or notification to, any Governmental Authority on the part of such Stockholder, except for compliance with applicable securities laws, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in any breach or violation of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation, amendment, or acceleration under any of the terms, conditions or provisions of, any Contract to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on such Stockholder’s Subject Shares (other than one created by Parent or Acquisition Sub), or (e) violate any Law or order applicable to such Stockholder or by which any of its assets are bound, except as would not, in the case of each of clauses (c), (d) and (e), reasonably be expected to, individually or in the aggregate, prevent or materially impair such Stockholder’s ability to timely perform its obligations under this Agreement.

Section 2.3. Ownership of Subject Shares; Total Shares. As of the date hereof, such Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 5.1) at all times during the term of this Agreement will be, the Owner of all of such Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any Liens, except for any such Liens that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Stockholder Liens”). Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the Subject Shares (as set forth on Schedule A opposite such Stockholder’s name) and the Company Options and the Company Warrants, in each case as set forth on Schedule A opposite such Stockholder’s name (all such Company Options and Company Warrants set forth on Schedule A opposite such Stockholder’s name, together with such Stockholder’s Subject Shares and any Company Options, Company Warrants or other securities of the Company that are hereafter issued to or otherwise acquired by such Stockholder prior to the valid termination of this Agreement in accordance with Section 6.1, the “Subject Securities”) are the only equity interests in the Company Owned by such Stockholder as of the date hereof. As of the date hereof, other than the Subject Securities, neither such Stockholder nor any of its Affiliates Owns any Shares, Company Options, Company Warrants or any other interests in options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.

Section 2.4. Voting Power. Such Stockholder has full voting power (or the power to effect the full voting power), full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder’s Subject Shares. None of such Stockholder’s Subject Securities are subject to any stockholders’ agreement, proxy, voting trust, or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder.

Section 2.5. Reliance and Merger Agreement. Such Stockholder understands and acknowledges that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery, and performance of this Agreement. Such Stockholder has reviewed and understands the terms of this Agreement and the Merger Agreement, and has had the opportunity to consult with its counsel in connection with this Agreement.

Section 2.6. Information. None of the information relating to such Stockholder provided by or on behalf of such Stockholder in writing expressly for inclusion in the Proxy Statement, the Other Required Company Filings or the Other Required Parent Filings, will, at the respective times such documents are filed with the SEC or are first delivered to Stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.7. Absence of Litigation. As of the date hereof, there are no Legal Proceedings pending against, or, to the actual knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any Subject Securities) before or by any Governmental Authority that would reasonably be expected to, individually or in the aggregate, prevent or materially impair such Stockholder’s ability to timely perform its obligations under this Agreement.

Section 2.8. Brokers. No broker, finder, financial advisor, investment banker, or other Person is entitled to any brokerage, finder’s, financial advisor’s, or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder in its capacity as such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub represent and warrant to the Stockholders and the Company that:

Section 3.1. Organization and Qualification. Each of Parent and Acquisition Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 3.2. Authority for this Agreement. Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Acquisition Sub have been duly and validly authorized by all necessary corporate action of each of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming due authorization, execution, and delivery hereof by the Stockholders and the Company, constitutes a legal, valid, and binding obligation of each of Parent and Acquisition Sub, enforceable against each of Parent and Acquisition Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Stockholders, Parent and Acquisition Sub that:

Section 4.1. Organization and Qualification. The Company is duly organized and validly existing and in good standing under the Laws of Delaware.

Section 4.2. Authority for this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution, and delivery hereof by the Stockholders, Parent and Acquisition Sub, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE V

ADDITIONAL COVENANTS OF THE STOCKHOLDER

Each Stockholder hereby covenants and agrees that until the valid termination of this Agreement in accordance with Section 6.1:

Section 5.1. No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 6.1, each Stockholder shall not, directly or indirectly, (a) create or permit to exist any Liens, other than Permitted Stockholder Liens, on any of such Stockholder’s Subject Shares; (b) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Securities, or any right or interest therein (or consent to any of the foregoing); (c) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Securities or any interest therein; or (d) grant or permit the grant of any proxy, power of attorney, or other authorization or consent in or with respect to any of the Subject Shares inconsistent with such Stockholder’s obligations under this Agreement, (e) deposit or permit the deposit of any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or (f) take any other action that would in any way be reasonably expected to prevent or materially impair such Stockholder’s ability to timely perform its obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Each Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. If any involuntary Transfer of any of the Subject Securities in the Company occurs (including, but not limited to, a sale by the Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, includes any and all transferees and subsequent transferees of the initial transferee) will take and hold such Subject Securities subject to all of the restrictions, liabilities, and rights under this Agreement, which will continue in full force and effect until valid termination of this Agreement in accordance with Section 6.1. Each Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) for the purpose of taking any actions inconsistent with such Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, each Stockholder may make Transfers of its Subject Securities (1) with Parent’s and the Company’s prior written consent; (2) to any Person if and to the extent required by any nonconsensual order of a Governmental Authority; (3) pursuant to a Rule 10b5-1 trading plan in effect prior to the date of this Agreement; (4) pursuant to the exercise of any Company Options or Company Warrants in order to pay the exercise price of such Company Options or Company Warrants or satisfy taxes applicable thereto, in each case in accordance with their applicable terms, provided that the underlying Subject Shares not so Transferred shall continue to be subject to the restrictions on Transfers set forth in this Agreement; (5) to any Affiliate of such Stockholder; (6) if such Stockholder is an entity, to any equityholder, partner or member of such Stockholder or, if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust; (7) if such Stockholder is a natural person, by operation of Law or by will, intestacy or other similar applicable Law upon such Stockholder’s death; or (8) if such Stockholder is a natural person, solely for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations to (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (B) any trust, the trustees of which include only the Persons named in clause (A) and the beneficiaries of which include only the Persons named in clause (A), (C) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clauses (A), (B) or (C); provided, however, that in any such case, as a condition to the effectiveness of such Transfer described in the foregoing clauses (5), (6), (7) or (8), each Person to which any of such Shares are Transferred has executed and delivered to Parent and Acquisition Sub a counterpart to this Agreement pursuant to which such Person is bound by all of the terms and provisions of this Agreement applicable to such Stockholder.

Section 5.2. No Exercise of Appraisal Rights. Each Stockholder (a) knowingly, intentionally, voluntarily, unconditionally, and irrevocably forever waives and agrees not to exercise any appraisal rights or dissenters’ rights (“Appraisal Rights”) in respect of the Subject Shares that may arise in connection with the Merger; (b) knowingly, voluntarily, intentionally, unconditionally, and irrevocably forever waives the right to receive notice, in accordance with Section 262 of the DGCL, of any right to seek Appraisal Rights for the Subject Shares in connection with the Merger; and (c) covenants and agrees not to commence, prosecute, assign, transfer, or cause to be commenced any Legal Proceeding to seek (or file any petition related to) any such Appraisal Rights in respect of the Subject Shares in connection with the Merger.

Section 5.3. Documentation and Information. Each Stockholder consents to and hereby authorizes Parent, Acquisition Sub and the Company to publish and disclose in all documents and schedules filed with the SEC or other public disclosure in connection with the Merger and any transactions contemplated by the Merger Agreement, such Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement, and the nature of such Stockholder’s commitments and obligations under this Agreement and any other information regarding such Stockholder, in each case as Parent or the Company reasonably determines is required to be disclosed by Law, and such Stockholder acknowledges that Parent, Acquisition Sub and the Company may file and publicly disclose this Agreement or a form hereof with the SEC or any other applicable Governmental Authority. Each Stockholder agrees to promptly provide Parent or the Company with any information it may reasonably require for the preparation of any such disclosure documents to the extent required to be disclosed by Law as reasonably determined by Parent or the Company, and such Stockholder agrees to promptly notify Parent and the Company if it becomes aware of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 5.4. Adjustments. In the event of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Subject Securities, the terms of this Agreement will be equitably adjusted, including to apply to any resulting securities.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Termination. This Agreement will terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms; (b) the Effective Time; (c) the effectiveness of any amendment, modification or supplement to the Merger Agreement that decreases the Per Share Price (other than any such decrease in accordance with Section 2.7(b) of the Merger Agreement) or changes the form of the consideration to be received by the holders of Company Common Stock in the Merger or (d) as to any Stockholder, the mutual agreement of the Parent, the Company and such Stockholder. Upon the valid termination of this Agreement in accordance with this Section 6.1, no Party will have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 6.1 shall relieve any Party from liability for Fraud or any Willful Breach of this Agreement prior to termination hereof, (y) the provisions of this ARTICLE VI will survive any termination of this Agreement, and (z) Section 5.2 will survive indefinitely and not be terminated in the event of a termination of this Agreement pursuant to clause (b) of this Section 6.1.

Section 6.2. Expenses. Each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.3. Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 6.4. Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party in this Agreement; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any agreement by a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 6.5. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand or by fax; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 6.5 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 6.5 (excluding “out of office” or other automated replies)). In the case of Parent, Acquisition Sub and the Company, the intended recipient of such notice is set forth in Section 9.2 of the Merger Agreement and, in the case of the Stockholders, the intended recipient of such notice is set forth on the signature page to this Agreement.

Section 6.6. Definitions. All terms used but not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Merger Agreement, provided, that for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be deemed to be an Affiliate of any of the Stockholders, and none of the Stockholders shall be deemed to be an Affiliate of the Company or any of its Subsidiaries. References to “beneficial” ownership or shall be interpreted in accordance with Rule 13d-3 of the Exchange Act. Section 1.3 of the Merger Agreement shall be incorporated into this Agreement by reference, mutatis mutandis.

Section 6.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 6.8. Assignability. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties; provided that this Agreement may be assigned in connection with a Transfer of Subject Securities pursuant to the requirements of Section 5.1.

Section 6.9. Entire Agreement; Counterparts. This Agreement (together with Schedule A and the other documents, certificates, and instruments referred to herein) and the Merger Agreement constitute the entire agreement among the applicable Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement and any amendments to this Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.

Section 6.10. Governing Law. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.

Section 6.11. Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.

(a) Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.5, or in such other manner as may be permitted by applicable Law, but nothing in this Section 6.11 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement in any court other than the Chosen Courts. Each of the Parties agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

Section 6.12. Further Assurances. Each Stockholder shall execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, to perform its obligations under this Agreement.

Section 6.13. Capacity as Stockholder. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as an Owner of Shares, Company Options and/or Company Warrants, and not, if applicable, in such Stockholder’s capacity as director, officer, or employee of the Company, as applicable. Notwithstanding anything to the contrary in this Agreement, nothing herein will in any way prevent, limit or otherwise restrict a director or officer of the Company or any of its Subsidiaries (including any designee or Representative of any Stockholder or any Affiliate of any Stockholder serving director or officer of the Company or any of its Subsidiaries) in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

Section 6.14. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties unless and until (a) the Company Board has approved, for purposes of Section 203 of the DGCL and any other similar applicable “anti-takeover” Law and any applicable provision of the Charter or the Bylaws, the Merger Agreement, this Agreement and the transactions contemplated by the

Merger Agreement and this Agreement; (b) the Merger Agreement is executed by all parties thereto; and (c) this Agreement is executed by all parties hereto. Nothing contained in this Agreement shall be deemed to vest in Parent, Acquisition Sub, the Company or any of their respective Affiliates any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to the Stockholders, as applicable, and neither Parent nor any of its Affiliates shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any stockholder in the disposition or voting of any of the Subject Securities, except as otherwise specifically provided in this Agreement.

Section 6.15. No Recourse. No Stockholder nor any of its Representatives shall be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to breaches of the Merger Agreement, other than in the case of Fraud. In no event shall any Stockholder have any liability under this Agreement with respect to the representations, warranties, liabilities, covenants or obligations under this Agreement (or under any other agreement substantially in the form of this Agreement) of any other Stockholder or any other stockholder of the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of Parent, Acquisition Sub, the Company and the Stockholder has caused this Agreement to be executed as of the date first written above.

GLAXOSMITHKLINE PLC

By:
Name:
Title:

ORIKUM ACQUISITION INC.

By:
Name:
Title:

Signature Page to Support Agreement

IN WITNESS WHEREOF, each of Parent, Acquisition Sub, the Company and the Stockholder has caused this Agreement to be executed as of the date first written above.

SIERRA ONCOLOGY, INC.

By:
Name:
Title:

Signature Page to Support Agreement

IN WITNESS WHEREOF, each of Parent, Acquisition Sub, the Company and the Stockholder has caused this Agreement to be executed as of the date first written above.

By:
Name:
Title:
Address:

Signature Page to Support Agreement

SCHEDULE A

Stockholder	Company Common Stock	Company Options	Company Warrants
[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]

Schedule A – 1

Exhibit 99.1

PRESS RELEASE

Issued: 13 April 2022, London UK

GSK reaches agreement to acquire late-stage biopharmaceutical company Sierra Oncology for $1.9bn

•	Sierra Oncology’s differentiated momelotinib has the potential to address the critical unmet medical needs of myelofibrosis patients with anaemia

•	Momelotinib complements GSK’s existing expertise in haematology, with Sierra Oncology anticipating US regulatory submission in Q2 this year and EU submission in the second half of 2022

•	Sales contribution expected to start in 2023 with significant growth potential thereafter

•	Supports development of strong portfolio of new specialty medicines and vaccines

GlaxoSmithKline plc (LSE/NYSE: GSK) and Sierra Oncology, Inc (Nasdaq: SRRA) today announced that the companies have entered into an agreement under which GSK will acquire Sierra Oncology, a California-based, late-stage biopharmaceutical company focused on targeted therapies for the treatment of rare forms of cancer, for $55 per share of common stock in cash representing an approximate total equity value of $1.9 billion (£1.5 billion).

Myelofibrosis is a fatal cancer of the bone marrow impacting the normal production of blood cells. Anaemia represents a high unmet medical need in patients with myelofibrosis. At diagnosis, approximately 40% of patients are already anaemic, and it is estimated that nearly all patients will eventually develop anaemia.1,2 Patients treated with the most commonly used JAK inhibitor will often require transfusions, and more than 30% will discontinue treatment due to anaemia.3 Anaemia and transfusion dependence are strongly correlated with poor prognosis and decreased overall survival.4

Momelotinib has a differentiated mode of action with inhibitory activity along key signalling pathways. This activity may lead to beneficial treatment effects on anaemia and reduce the need for transfusions while also treating symptoms. In January 2022, Sierra Oncology announced positive topline results from the MOMENTUM phase III trial. The study met all its primary and key secondary endpoints, demonstrating that momelotinib achieved a statistically significant and clinically meaningful benefit on symptoms, splenic response, and anaemia.

Luke Miels, Chief Commercial Officer, GSK said: “Sierra Oncology complements our commercial and medical expertise in haematology. Momelotinib offers a differentiated treatment option that could address the significant unmet medical needs of myelofibrosis patients with anaemia, the major reason patients discontinue treatment. With this proposed acquisition, we have the opportunity to potentially bring meaningful new benefits to patients and further strengthen our portfolio of specialty medicines.”

[1]	Naymagon L et al. HemaSphere (2017) 1:1(e1)
[2]	Journal of Hematology & Oncology volume 15, Article number: 7 (2022)
[3]	Ruxolitinib discontinuation syndrome: incidence, risk factors, and management in 251 patients with myelofibrosis | Blood Cancer Journal (nature.com)
[4]	Prognostic relevance of anemia and transfusion dependency in myelodysplastic syndromes and primary myelofibrosis—PMC (nih.gov)

PRESS RELEASE

Stephen Dilly, MBBS, PhD, President and Chief Executive Officer, Sierra Oncology said: “Uniting with GSK creates the best opportunity for Sierra Oncology to realise its mission of delivering targeted therapies that treat rare forms of cancer while also delivering compelling and certain value for our stockholders. Now we have a partner with a global infrastructure and oncology expertise that enables us to deliver momelotinib to patients as quickly as possible and on a global scale.”

Momelotinib complements GSK’s Blenrep (belantamab mafodotin), building on GSK’s commercial and medical expertise in haematology. The proposed acquisition aligns with GSK’s strategy of building a strong portfolio of new specialty medicines and vaccines. If the transaction is completed and momelotinib is approved by regulatory authorities, GSK expects momelotinib will contribute to GSK’s growing specialty medicines business, with sales expected to begin in 2023, with significant growth potential and a positive benefit to the Group’s adjusted operating margin in the medium term.

Financial considerations

Under the terms of the agreement, the acquisition will be effected through a one-step merger in which the shares of Sierra Oncology outstanding will be cancelled and converted into the right to receive $55 per share in cash. Subject to customary conditions, including the approval of the merger by at least a majority of the issued and outstanding shares of Sierra Oncology, and the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the transaction is expected to close in the third quarter of 2022 or before.

The per share price represents a premium of approximately 39 per cent to Sierra Oncology’s closing stock price on 12 April 2022 and a premium of approximately 63 per cent to Sierra’s volume-weighted average price (VWAP) over the last 30 trading days. Sierra Oncology’s Board of Directors has unanimously recommended that Sierra’s stockholders vote in favour of the approval of the merger. Additionally, stockholders of Sierra Oncology holding approximately 28 per cent of Sierra’s outstanding shares, have agreed to vote their shares in favour of approval of the merger.

GSK will account for the transaction as a business combination and expects it to be accretive to adjusted EPS in 2024, the expected first full year of momelotinib’s sales. New GSK reaffirms its full-year 2022 guidance, the medium-term outlook for 2021-2026 of more than 5% sales and 10% adjusted operating profit CAGR* at CER**, and long-term sales ambition.

The value of the gross assets of Sierra Oncology to be acquired (as of 31 December 2021) is $109 million (£83 million at the rate of £1 = $1.312, being the 31 March 2022 spot rate). The net losses of the business were $95 million for the 12 months ended 31 December 2021 (£70 million, at the rate of £1 = $1.38, being the average rate for the period).

*	CAGR: Compound Annual Growth Rate; **CER: Constant Exchange Rate

Advisors

PJT Partners is acting as financial advisor and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel to GSK in connection with the transaction. Lazard is acting as financial advisor and Wilson Sonsini Goodrich & Rosati, is serving as legal counsel to Sierra Oncology.

About Sierra Oncology

Sierra Oncology is a late-stage biopharmaceutical company based in San Mateo, California, on a mission to deliver targeted therapies that treat rare forms of cancer. In addition to momelotinib, the pipeline consists of two assets in phase I SRA515 and SRA737. SRA515 is a selective bromodomain-containing protein 4 (BRD4) bromodomain and extra-terminal domain (BET) inhibitor with a novel bivalent binding mode that inhibits both protein bromodomains, and SRA737 is a novel checkpoint kinase 1 (CHK1) inhibitor.

About myelofibrosis

Myelofibrosis is a fatal disorder of the bone marrow where fibrous scar tissue gradually replaces normal bone marrow, limiting its ability to make blood cells (haematopoiesis). This may cause anaemia (reduced red blood cells), leading to shortness of breath or fatigue; increased risk of infection due to decreased white blood cells; or increased risk of bleeding or bruising due to reduced platelet counts. Organs such as the spleen or liver may start to produce blood cells. This is known as extramedullary haematopoiesis, which causes splenomegaly or hepatomegaly (enlarged spleen or liver). Myelofibrosis affects approximately 20,000 patients in the US.

PRESS RELEASE

About momelotinib

Momelotinib has a differentiated mode of action with inhibitory ability along three key signalling pathways: activin A receptor, type I (ACVR1)/activin receptor-like kinase-2 (ALK2), Janus kinase (JAK) 1, and JAK2. This activity may lead to beneficial treatment effects on anaemia and reduce transfusion dependence while treating myelofibrosis symptoms and splenic response.

About the MOMENTUM phase III trial

MOMENTUM is a global, randomised, double-blind phase III clinical trial of momelotinib versus danazol in patients with myelofibrosis. Patients were symptomatic and anaemic and had been previously treated with an FDA-approved JAK inhibitor. The study was designed to evaluate the safety and efficacy of momelotinib for the treatment and reduction of the key hallmarks of the disease: symptoms, blood transfusions (due to anaemia) and splenomegaly.

The primary endpoint of the study was a Total Symptom Score (TSS) reduction of ≥50% over the 28 days immediately before the end of Week 24 compared to baseline TSS, using the Myelofibrosis Symptom Assessment Form (MFSAF). Secondary endpoints included Transfusion Independence (TI) rate for ≥12 weeks immediately before the end of Week 24 with maintained haemoglobin levels ≥ 8 g/dL and Splenic Response Rate (SRR) based on splenic volume reduction of ≥35% at Week 24. The study enrolled 195 patients based on a planned 180 patients across 21 countries.

Danazol was selected as the treatment comparator, given its use to ameliorate anaemia in patients with myelofibrosis, as recommended by the National Comprehensive Cancer Network (NCCN) and the European Society of Medical Oncology (ESMO) guidelines. Patients were randomized 2:1 (momelotinib n = 130 and DAN n = 65) to receive either momelotinib or danazol. After 24 weeks of treatment, patients on danazol were allowed to cross over to receive momelotinib. Early cross over to momelotinib was available for confirmed symptomatic splenic progression.

In January 2022, Sierra Oncology reported top-line results from the MOMENTUM phase III trial showing that the study met the primary endpoint of TSS reduction of ≥50% with 25% in the momelotinib arm versus 9% in the control arm (p=0.0095). Additionally, the trial met its secondary endpoints of TI with 31% in the momelotinib arm versus 20% in the control arm (one-sided p=0.0064; non-inferiority) and SRR based on splenic volume reduction of ≥35% with 23% in the momelotinib arm versus 3% in the control arm (p=0.0006). Grade 3 or worse adverse events in the randomised treatment period were 54% in the momelotinib arm and 65% in the control arm. Serious treatment-emergent adverse events were 35% in the momelotinib arm and 40% in the control arm.

These data will support Sierra Oncology’s planned regulatory submissions with health authorities. The complete data from the MOMENTUM phase III trial will be presented at a forthcoming medical conference.

Additional information and where to find it

This communication is being made in respect of the proposed acquisition of Sierra Oncology, Inc. (“Sierra”) by GlaxoSmithKline plc (“GSK”). In connection with the proposed acquisition, Sierra intends to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies to approve the transaction. Sierra’s stockholders are urged to read the Proxy Statement and any other relevant documents filed with the SEC or delivered to Sierra’s stockholders in connection with the transaction when such materials become available because they will contain important information about the transaction and the parties to the transaction. The Proxy Statement and all other documents filed by or caused to be filed by Sierra with the SEC will be available at no charge on the SEC’s website at www.sec.gov. You may read and copy those documents or other information filed by Sierra at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-0330 for further information on the public reference room. A free copy of the Proxy Statement and all other documents filed by or caused to be filed by Sierra with the SEC will also be available by visiting Sierra’s website (https://www.sierraoncology.com).

PRESS RELEASE

Participants in the Solicitation

Sierra, GSK, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Sierra’s stockholders with respect to the proposed acquisition. Information about Sierra’s directors and executive officers is available in Sierra’s proxy statement dated April 23, 2021 for its 2021 Annual Meeting of Stockholders. Information about GSK’s directors and executive officers can be found in GSK’s Annual Report on Form 20-F for 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and all other relevant materials to be filed with the SEC or delivered to Sierra’s stockholders regarding the proposed combination when such materials become available. Sierra’s stockholders are urged to read such materials when they become available

Cautionary statement regarding forward-looking statements

GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Such factors include, but are not limited to, those described in GSK’s Annual Report on Form 20-F for 2021 and any impacts of the COVID-19 pandemic.

Definitions of Adjusted results, CER growth, CAGR and new GSK are set out on pages 61 and 62 of GSK’s fourth quarter 2021 earnings release and pages 56 and 59 of the GSK 2021 Annual Report. The assumptions and basis for GSK’s Guidance and Outlook are set out on page 69 of the GSK 2021 Annual Report.

This communication includes forward-looking statements related to Sierra, momelotinib and the acquisition of Sierra by GSK, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Sierra and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Sierra’s business; the commercial success of Sierra’s products; the anticipated timing of clinical data and regulatory filings or approvals relating to products; the possibility of favourable or unfavourable results from clinical trials; the anticipated benefits of the acquisition; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the parties’ ability to complete the transaction; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the completion of the merger; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that the required approval of Sierra’s stockholders may not be obtained or that required regulatory approvals may not be obtained or are obtained subject to conditions that are not anticipated; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure to realize anticipated benefits of the proposed acquisition when expected or at all; potential adverse reactions or changes to business relationships resulting from the proposed acquisition, including the effect of the announcement on the ability of Sierra to retain and hire key personnel; risks that the proposed acquisition disrupts the current plans and operations of Sierra; transaction costs; risks associated with potential litigation related to the transaction; and other risks and uncertainties described from time to time in documents filed with the SEC by Sierra, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the proxy statement to be filed by Sierra, or in GSK’s Annual Report on Form 20-F for 2021 filed with the SEC by GSK. All forward-looking statements are based on information currently available to GSK and Sierra, and neither GSK nor Sierra assumes any obligation to update any forward-looking statements.

PRESS RELEASE

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